UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cousins Properties Incorporated
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 8, 2012

To our Stockholders:

The Annual Meeting of Stockholders of Cousins Properties Incorporated (“we,” “our,” “us,” or the “Company”) will be held on Tuesday, May 8, 2012, at 11:00 a.m. local time at 191 Peachtree Street NE, Atlanta, Georgia 30303-1740. The purposes of the meeting are:

(1) To elect eight Directors nominated by the Board of Directors (the “Board of Directors” or the “Board”);

(2) To approve, on an advisory basis, executive compensation, often referred to as “say on pay;”

(3) To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

(4) To transact any other business as may properly come before the meeting.

All holders of record of our common stock at the close of business on March 1, 2012 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

By Order of the Board of Directors,

-s- Robert M. Jackson

ROBERT M. JACKSON

Corporate Secretary

Atlanta, Georgia

March 28, 2012

Whether or not you expect to attend the Annual Meeting, you are urged to vote, date, sign and return the enclosed proxy in the enclosed postage-paid envelope. You also may vote your shares over the Internet or by telephone as described on your proxy card. If you attend the Annual Meeting, you may revoke the proxy and vote your shares in person.

COUSINS PROPERTIES INCORPORATED

191 Peachtree Street NE, Suite 500

Atlanta, Georgia 30303-1740

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at our 2012 Annual Meeting of Stockholders. Our Annual Meeting will be held on Tuesday, May 8, 2012, at 11:00 a.m., local time, at 191 Peachtree Street NE, Atlanta, Georgia 30303-1740. The proxy is solicited by our Board of Directors. This proxy statement and proxy card are first being sent on March 28, 2012 to holders of our common stock.

Why am I receiving this proxy statement and proxy card?

You are receiving this proxy statement and proxy card because you owned shares of Cousins Properties Incorporated common stock on March 1, 2012, and our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at our Annual Meeting. It also gives you information on these issues so that you can make an informed decision.

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. The written document in which you designate that person is called a proxy or a proxy card. Two of our Directors have been designated as proxies for the 2012 Annual Meeting of Stockholders. These Directors are S. Taylor Glover and William Porter Payne.

Who is entitled to vote?

Holders of our common stock at the close of business on March 1, 2012 are entitled to receive notice of the meeting and to vote at the meeting and any postponements or adjournments of the meeting. March 1, 2012 is referred to as the record date.

To how many votes is each share of common stock entitled?

Holders of our common stock are entitled to one vote per share.

What is the difference between a stockholder of record and a stockholder who holds common stock in “street name?”

If your shares of common stock are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in “street name.”

How do I vote?

Common stockholders of record may vote:

•	over the Internet at the web address shown on your proxy card;

•	by telephone through the number shown on your proxy card;

•	by signing your proxy card and mailing it in the enclosed postage-paid envelope; or

•	by attending the Annual Meeting and voting in person.

If you hold your shares of common stock through a broker or bank, please refer to your proxy card or the information forwarded by your broker or bank to see the voting options that are available to you. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. However, if you hold your shares of common stock in street name, you must obtain a legal proxy from your broker or bank to be able to vote in person at the Annual Meeting.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	sending written notice of revocation to our Corporate Secretary at 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740;

•	submitting a subsequent proxy via Internet or telephone or executing a new proxy card with a later date; or

•	voting in person at the Annual Meeting.

Attendance at the meeting will not by itself revoke a proxy.

On what items am I voting?

You are being asked to vote on three items:

•	to elect eight Directors nominated by the Board of Directors;

•	to approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement; and

•	to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How may I vote for the nominees for election of Directors, and how many votes must the nominees receive to be elected?

With respect to the election of Directors, you may:

•	vote FOR the election of all eight nominees for Director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for all eight nominees.

Directors are elected by a plurality vote. As a result, the eight nominees receiving the highest number of FOR votes will be elected as Directors. Abstentions and broker non-votes will have no effect on the outcome of the vote.

We have a majority voting policy for the election of Directors. The policy, which is part of our Corporate Governance Guidelines, sets forth our procedures if a nominee is elected, but receives a majority of votes withheld. In an uncontested election, any nominee for Director who receives a greater number of votes withheld from his or her election than votes for his or her election is required to promptly tender his or her resignation. Our Compensation, Succession, Nominating and Governance Committee is required to promptly consider the resignation offer and make a recommendation to the Board with respect to the resignation. The Board is required to take action with respect to this recommendation. The policy is more fully described below under “Majority Voting Policy.”

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board may, by resolution, provide for a lesser number of Directors or designate a substitute nominee. If the Board designates a substitute nominee, shares represented by proxies voted for the nominee unable to stand for election will be voted for the substitute nominee.

How may I vote on the proposal to approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement, and how many votes must the proposal receive to pass?

With respect to this proposal, you may:

•	vote FOR the approval, on an advisory basis, of executive compensation;

•	vote AGAINST the approval, on an advisory basis, of executive compensation; or

•	ABSTAIN from voting on the proposal.

If a quorum is present, the proposal is approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

How may I vote for the ratification of the appointment of the independent registered public accounting firm? How many votes must the proposal receive to pass?

With respect to the proposal to ratify the independent registered public accounting firm, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

If a quorum is present, the proposal is approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

How does the Board of Directors recommend that I vote?

The Board recommends a vote:

•	FOR the eight Director nominees;

•	FOR the approval, on an advisory basis, of executive compensation; and

•	FOR the ratification of the independent registered public accounting firm.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares of common stock will be voted:

•	FOR the eight nominees for Director;

•	FOR the approval, on an advisory basis, of executive compensation; and

•	FOR the ratification of the appointment of the independent registered public accounting firm.

Will my shares be voted if I do not sign and return my proxy card, vote by phone or vote over the Internet?

If you are a common stockholder of record and you do not sign and return your proxy card, vote by phone, vote over the Internet or attend the Annual Meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.

If your shares of common stock are held in “street name” through a broker or bank and you do not provide voting instructions before the Annual Meeting, your broker or bank may vote your shares on your behalf under certain limited circumstances, in accordance with New York Stock Exchange (“NYSE”) rules that govern the banks and brokers. These circumstances include voting your shares on “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm. With respect to this proposal, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The remaining proposals – the election of directors and the say on pay vote – are not considered routine matters under NYSE rules relating to voting by banks and brokers. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes that are represented at the Annual Meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matter.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

How many votes do you need to hold the Annual Meeting?

Shares of our common stock are counted as present at the Annual Meeting if the stockholder either is present and votes in person at the Annual Meeting or properly has submitted a proxy.

As of the record date, 104,139,431 shares of our common stock were outstanding and are entitled to vote at the Annual Meeting. Holders of a majority of the outstanding shares entitled to vote as of the record date must be represented at the Annual Meeting either in person or by proxy in order to hold the Annual Meeting and conduct business. This is called a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 8, 2012:

The proxy statement and annual report on Form 10-K are available on the Investor Relations page of our website at

www.cousinsproperties.com.

PROPOSAL 1 — ELECTION OF DIRECTORS

There are eight nominees for our Board of Directors this year. Our Directors are elected annually to serve until the next Annual Meeting of Stockholders and until their respective successors are elected. The Board has nominated the individuals named below for election as Directors at the Annual Meeting. All of the Director nominees are currently members of the Board and were elected as Directors by the stockholders at the Annual Meeting in 2011.

Erskine B. Bowles and William B. Harrison, Jr. are not standing for election at the Annual Meeting. We thank them for their many years of service to our Company. The Board has approved the reduction of the size of the Board from ten members to eight members, effective as of the expiration of the current terms of Messrs. Bowles and Harrison at the time of the Annual Meeting.

Biographical information about our nominees for Director, including business experience for at least the past five years, age, year he or she began serving as our Director and other public companies for which he or she has served on the board of directors for at least the past five years is provided below. In addition, the experience, qualifications, attributes and skills considered by our Compensation, Succession, Nominating and Governance Committee (also referred to herein as the “Nominating Committee”) and the Board in determining to nominate the Director are provided below.

Our Board of Directors recommends that you vote “FOR”

each of the nominees for Director

Nominee	Age	Director Since	Information About Nominee
Tom G. Charlesworth	62	2009

From 2001 to 2006, Executive Vice President and Chief Investment Officer of the Company; Chief Financial Officer of the Company from 2003 to 2004; Senior Vice President, Secretary and General Counsel of the Company from 1992 to 2001. Director of CF Foundation.

In deciding to nominate Mr. Charlesworth, the Nominating Committee and the Board considered his significant knowledge about the real estate industry, especially in the Southeastern U.S., and his track record of sound judgment and achievement as demonstrated during his 15-year career with the Company, serving as our Chief Investment Officer, Chief Financial Officer and General Counsel at various times, as well as his background in REIT-related financial matters that qualify him to provide strategic advice to the Company as chairman of our Investment Committee.

James D. Edwards	68	2007

From 1998 to 2002, Managing Partner — Global Markets of Arthur Andersen LLP. Served in various positions with Arthur Andersen since 1964. Member of the American Institute of Certified Public Accountants. Director of Huron Consulting Group, Inc., Transcend Services, Inc., Crawford & Company and CF Foundation. Director of IMS Health Incorporated from 2002 to 2010.

In deciding to nominate Mr. Edwards, the Nominating Committee and the Board considered his 40-plus years of experience in accounting and his broad management and operational expertise, as demonstrated by his service as a senior partner of a large international accounting firm, his track record of sound judgment and achievement and his experience on governance issues facing public companies, as demonstrated by his service as a director for a number of other public company boards, as well as having the skills and experience that qualify him as an audit committee financial expert for our Audit Committee.

Nominee	Age	Director Since	Information About Nominee
Lawrence L. Gellerstedt III	55	2009

President and Chief Executive Officer of the Company since July 2009. From February 2009 to July 2009, President and Chief Operating Officer; from May 2008 to February 2009, Executive Vice President and Chief Development Officer of the Company; and from July 2005 to May 2008, Senior Vice President and President of the Office/Multi-Family Division of the Company. Prior to joining the Company, from June 2003 to June 2005, Mr. Gellerstedt was Chairman and Chief Executive Officer of The Gellerstedt Group, a private real estate development company, and from January 2001 to June 2003, President and Chief Operating Officer of The Integral Group, a private real estate development company. Director of the Advisory Board of SunTrust Bank and Director of Rock-Tenn Company. Director of Alltel Corporation from 1994 to 2007.

In deciding to nominate Mr. Gellerstedt, the Nominating Committee and the Board considered his position as our Chief Executive Officer and his track record of achievement and leadership as demonstrated during a 30-year career in the real estate and construction industries. In addition, his service as a director of other public companies provides him perspective and broad experience on governance issues facing public companies.

Lillian C. Giornelli	51	1999

For at least five years, Chairman, Chief Executive Officer and Trustee of The Cousins Foundation, Inc. and President of CF Foundation. Director of CF Foundation, President and Trustee of Nonami Foundation and Chairman of East Lake Foundation, Inc.

In deciding to nominate Ms. Giornelli, the Nominating Committee and the Board considered her significant knowledge about the real estate industry and our Company, along with her track record of sound judgment and achievement, as demonstrated by her leadership positions in a number of significant charitable foundations, as well as the skills that qualify her to serve on our Audit Committee.

S. Taylor Glover	60	2005

Chairman of the Board of the Company since July 2009. President and Chief Executive Officer of Turner Enterprises, Inc., a privately held investment and management company, since March 2002. Prior to March 2002, for at least five years, Senior Vice President of the Private Client Group of Merrill Lynch. Director of Cox Enterprises, Inc., a privately held media company, and CF Foundation.

In deciding to nominate Mr. Glover, the Nominating Committee and the Board considered his broad managerial experience and track record of sound judgment and achievement, as evidenced by his leadership positions as chief executive officer of an investment company and senior vice president of a financial services company, as well as the skills that qualify him to serve as our Chairman of the Board.

Nominee	Age	Director Since	Information About Nominee
James H. Hance, Jr.	67	2005

From 1994 through January 2005, Vice Chairman of Bank of America Corporation, a financial services holding company; Chief Financial Officer of Bank of America from 1988 to April 2004 and a Director from 1999 through January 2005. Director of Morgan Stanley, Sprint Nextel, Duke Energy and Ford. Senior advisor to The Carlyle Group. Director of Rayonier, Inc. from 2004 to 2010.

In deciding to nominate Mr. Hance, the Nominating Committee and the Board considered his extensive management, operational and financial expertise, as well as his track record of sound judgment and achievement, as demonstrated by leadership positions as chief financial officer and vice chairman of a global financial services company. Further, his service as a director of other public companies provides him with perspective and broad experience on governance issues facing public companies.

William Porter Payne	64	1996

Managing Director of Gleacher & Company LLC since July 2000. Chairman of Centennial Holding Co., Inc. since May 2004. Vice Chairman and Director of PTEK Holdings, Inc. from July 1998 to July 2000; Vice Chairman of Bank of America Corporation from February 1997 to July 1998. Served as President and Chief Executive Officer of the Atlanta Committee for the Olympic Games. Director of Lincoln Financial Group. Director of Anheuser Busch, Inc. from 1997 to 2008.

In deciding to nominate Mr. Payne, the Nominating Committee and Board considered his track record of sound judgment and achievement, and knowledge of the real estate industry, as demonstrated by his leadership positions at a number of real estate investment companies, as well as his many years of service within the Atlanta business community including his leadership of the Atlanta Committee for the Olympic Games. In addition, his service as a director of other public companies provides him with perspective and broad experience on governance issues facing public companies.

R. Dary Stone	58	2011

President and Chief Executive Officer of R. D. Stone Interests. From February 2003 to March 2011, Vice Chairman of the Company; from January 2002 to February 2003, President of the Company’s Texas operations; from February 2001 to January 2002, President and Chief Operating Officer of the Company. Director of the Company from 2001 to 2003. Regent of Baylor University (Chairman from June 2009 to June 2011).

In deciding to nominate Mr. Stone, the Nominating Committee and the Board considered his significant knowledge of the real estate industry, especially in Texas and the Southeastern U.S., and his track record of sound judgment and achievement, as demonstrated during his 12-year career with the Company, serving as our President and Chief Operating Officer, our President – Texas, and most recently as our Vice Chairman.

There are no family relationships among our Directors or executive officers.

Meetings of the Board of Directors and Director Attendance at Annual Meetings

Our Board held six meetings during 2011. Each Director attended at least 75% of the total number of meetings of the Board and any committees of which he or she was a member except for Mr. Bowles, who attended 69%, and Mr. Harrison, who attended 74%.

We typically schedule a Board meeting in conjunction with our Annual Meeting and expect that our Directors will attend both, absent a valid reason. All Directors serving at the time of last year’s Annual Meeting attended the Annual Meeting.

Committees of the Board of Directors

Our Board has four standing committees - the Audit Committee; the Compensation, Succession, Nominating and Governance Committee; the Investment Committee; and the Executive Committee.

Audit Committee. The current members of our Audit Committee are Mr. Edwards, Ms. Giornelli and Mr. Harrison. Mr. Edwards is the Chairman of the Committee. The Audit Committee held eight meetings during 2011. All of the members of the Audit Committee are independent within the meaning of the regulations promulgated by the Securities and Exchange Commission (“SEC”), the listing standards of the NYSE and our Director Independence Standards. All of the members of the Audit Committee are financially literate within the meaning of the SEC regulations, the listing standards of the NYSE and the Company’s Audit Committee Charter. The Board has determined that Mr. Edwards is an audit committee financial expert within the meaning of the SEC regulations and that he has accounting and related financial management expertise within the meaning of the NYSE listing standards.

The primary responsibilities of our Audit Committee include:

•	providing oversight of the integrity of the Company’s financial statements, the Company’s accounting and financial reporting processes and its system of internal controls;

•	deciding whether to appoint, retain or terminate our independent registered public accounting firm;

•	reviewing the independence of the independent registered public accounting firm;

•	reviewing the audit plan and results of the audit engagement with the independent registered public accounting firm;

•	reviewing the scope and results of our internal auditing procedures, risk assessment and the adequacy of our financial reporting controls;

•	considering the reasonableness of and, as appropriate, approving the independent registered public accounting firm’s audit and non-audit fees; and

•	reviewing, approving or ratifying related party transactions.

Compensation, Succession, Nominating and Governance Committee. The current members of our Compensation, Succession, Nominating and Governance Committee are Mr. Bowles, Mr. Edwards, Mr. Hance, Mr. Harrison and Mr. Payne. Mr. Hance is the Chairman of the Committee. The Compensation, Succession, Nominating and Governance Committee held five meetings during 2011. All of the members of the Compensation, Succession, Nominating and Governance Committee are independent within the meaning of the listing standards of the NYSE and our Director Independence Standards.

The primary responsibilities of our Compensation, Succession, Nominating and Governance Committee include:

•	overseeing the administration of the Company’s compensation programs, including setting and administering our executive compensation;

•	overseeing our management succession planning;

•	making recommendations regarding composition and size of the Board;

•

reviewing qualifications of Director candidates and the effectiveness of incumbent Directors and recommending individuals to the Board for nomination, election or appointment as members of the Board and its committees;

•	reviewing and recommending to the Board corporate governance principles and policies that should apply to the Company; and

•	making recommendations regarding non-employee Director compensation.

The Compensation, Succession, Nominating and Governance Committee retained Towers Watson, an outside human resources consulting firm, in 2011 to provide advice regarding executive compensation, including for our Named Executive Officers listed in the compensation tables in this proxy statement. Towers Watson advised the Compensation, Succession, Nominating and Governance Committee with respect to compensation trends, best practices and plan design. Towers Watson provided the Compensation, Succession, Nominating and Governance Committee with relevant market data, advice regarding the interpretation of such data and alternatives to consider when making decisions regarding executive compensation, including for our Named Executive Officers. For more information about the market data provided to the committee, see “Compensation Discussion and Analysis.”

In addition, Towers Watson provides management with long-term incentive compensation award valuation services and from time to time information regarding benchmarking of non-executive officer positions. The Compensation, Succession, Nominating and Governance Committee is aware of these additional services provided by Towers Watson to management.

Investment Committee. The current members of our Investment Committee are Mr. Bowles, Mr. Charlesworth, Ms. Giornelli, Mr. Hance, Mr. Payne and Mr. Stone. Mr. Charlesworth is Chairman of the Investment Committee. The Investment Committee held five meetings during 2011. Pursuant to its charter, the Investment Committee is required to have a majority of its members be independent under our Director Independence Standards. Currently, all the members of the Investment Committee except Mr. Stone are independent.

The primary responsibilities of our Investment Committee include:

•	evaluating the Company’s overall investment strategy and underwriting criteria;

•	evaluating and recommending to the Board for approval significant investments, developments, acquisitions and dispositions;

•	reviewing with management the status of our potential future investments, developments, acquisitions and dispositions; and

•	as requested by management, reviewing and providing input on other corporate transactions, including financings, joint ventures and equity or securities offerings.

Executive Committee. The members of our Executive Committee are Mr. Gellerstedt, Mr. Glover, Mr. Edwards, Mr. Hance and Mr. Payne. Mr. Glover is Chairman of the Executive Committee. The Executive Committee may exercise all powers of the Board in the management of our business and affairs, except for those powers expressly reserved to the Board. The Executive Committee did not take any action during 2011, other than the approval of the final price for assets previously approved for sale by the full Board.

Director Independence

In order to evaluate the independence of each Director, our Board has adopted a set of Director Independence Standards as part of our Corporate Governance Guidelines. The Director Independence Standards can be found on the Investor Relations page of our website at www.cousinsproperties.com.

The Board has reviewed Director independence under NYSE Rule 303A.02(a) and our Director Independence Standards. In performing this review, the Board considered all transactions and relationships between each Director and our Company, subsidiaries, affiliates, senior executives and independent registered public accounting firm, including those reported under the section “Certain Transactions.” As a result of this review, the Board affirmatively determined that eight of our ten Directors currently serving on the Board are independent. The independent Directors are Mr. Bowles, Mr. Charlesworth, Mr. Edwards, Ms. Giornelli, Mr. Glover, Mr. Hance, Mr. Harrison and Mr. Payne. Mr. Gellerstedt is not an independent Director because of his employment as our Chief Executive Officer, and Mr. Stone is not an independent Director because he was an employee of the Company within the last three years.

Our Audit Committee and our Compensation, Succession, Nominating and Governance Committee are composed solely of independent Directors. Our Investment Committee is composed of a majority of independent Directors. We believe that the number of independent, experienced Directors that comprise our Board, along with the independent oversight of the Board by the non-executive Chairman, benefits our Company and our stockholders.

Executive Sessions of Independent Directors

Our independent Directors meet without management present at least two times each year. Mr. Glover, as our non-executive Chairman, is responsible for presiding at meetings of the independent Directors.

Any stockholder or interested party who wishes to communicate directly with the Chairman or the independent Directors as a group may do so by writing to: Cousins Properties Incorporated, 191 Peachtree Street NE, Suite 500, Atlanta, GA 30303-1740, Attention: Chairman.

Corporate Governance

Our Board has adopted a set of Corporate Governance Guidelines. The Corporate Governance Guidelines are available on the Investor Relations page of our website at www.cousinsproperties.com. The charters of the Audit Committee, the Compensation, Succession, Nominating and Governance Committee and the Investment Committee are also available on the Investor Relations page of our website.

Our Board has adopted a Code of Business Conduct and Ethics (the “Ethics Code”), which applies to all officers, Directors and employees. This Ethics Code reflects our long-standing commitment to conduct our business in accordance with the highest ethical principles. Our Ethics Code is available on the Investor Relations page of our website at www.cousinsproperties.com. Copies of our Corporate Governance Guidelines, committee charters and Ethics Code are also available upon written request to Cousins Properties Incorporated, 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740, Attention: Corporate Secretary.

Any stockholder or interested party who wishes to communicate directly with our Board, or with an individual member of our Board, may do so by writing to Cousins Properties Incorporated Board of Directors, c/o Corporate Secretary, 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740. At each regular Board meeting, the Corporate Secretary will present a summary of any communications received since the last meeting (excluding any communications that consist of advertising, solicitations or promotions of a product or service) and will make the communications available to the Directors upon request.

Board Leadership Structure

Since July 2009, we have operated under a board leadership structure where one of our independent Directors, Mr. Glover, has served as the independent Chairman of the Board. We believe this current board leadership structure is best for our Company and our stockholders.

The Chief Executive Officer is responsible for the day-to-day leadership and management of the Company, and the Chairman’s responsibility is to provide oversight, direction and leadership of the Board. As regulatory requirements cause directors to have more significant oversight responsibilities, we believe it is beneficial to have an independent Chairman who is not a member of management leading the Board. By having another Director serve as Chairman, Mr. Gellerstedt is able to focus his energy on his duties as our Chief Executive Officer.

Pursuant to our Corporate Governance Guidelines, the independent Chairman is responsible for:

•	providing leadership to the Board and facilitating communication among the Directors;

•	facilitating the flow of information between our management and Directors on a regular basis;

•	setting Board meeting agendas in consultation with the Chief Executive Officer;

•	serving as an ex-officio member of each Board committee;

•	presiding at Board meetings, Board executive sessions and stockholder meetings; and

•

providing input to the Compensation, Succession, Nominating and Governance Committee in connection with the Chief Executive Officer evaluation process, the Board’s annual self-evaluation, management succession planning and committee composition and leadership.

By clearly delineating the role of the Chairman position in our Corporate Governance Guidelines, we attempt to minimize any duplication of effort between the Chief Executive Officer and the Chairman. We believe this provides strong leadership for our Board, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our business partners, employees, stockholders and other interested parties.

Board’s Role in Risk Oversight

Our Board is responsible for overseeing our risk management. The Board delegates some of its risk oversight role to the Audit Committee, the Compensation, Succession, Nominating and Governance Committee and the Investment Committee. Under its charter, the Audit Committee is responsible for discussing our financial risk assessment with management, as well as the oversight of our corporate compliance programs and the internal audit function. Under its charter, the Compensation, Succession, Nominating and Governance Committee is responsible for reviewing the Company’s incentive compensation arrangements to confirm that incentive compensation does not encourage excessive risk taking and to periodically consider the relationship between risk management and incentive compensation. Pursuant to its charter, the Investment Committee evaluates and recommends to our Board proposed investments, developments, acquisitions and dispositions, along with reviewing our overall investment strategy and underwriting criteria. Following review and recommendation by the Investment Committee, the Board is required to approve significant investments, developments, acquisitions and dispositions, and the Board and the Investment Committee consider each such transaction in the context of our overall risk profile. In addition, our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed, and the Board receives reports on risk management from senior officers of the Company and from the Chairmen of the Audit Committee, the Compensation, Succession, Nominating and Governance Committee and the Investment Committee, as well as from outside advisors. The Board believes that the work undertaken by the Audit Committee, the Compensation, Succession, Nominating and Governance Committee and the Investment Committee, together with the work of the full Board and management, enables the Board to effectively oversee the Company’s risk management function.

Majority Voting Policy

Our Corporate Governance Guidelines include a majority voting policy for the election of Directors. Pursuant to this policy, in an uncontested election of Directors, any nominee who receives a greater number of votes withheld from his or her election than votes for his or her election will promptly tender his or her resignation for consideration by the Compensation, Succession, Nominating and Governance Committee. The Compensation, Succession, Nominating and Governance Committee will promptly consider the resignation offer and make a recommendation to the Board. The Board will act on the Compensation, Succession, Nominating and Governance Committee’s recommendation within 90 days following the certification of the stockholder vote. We will publicly disclose, in a Form 8-K furnished to the SEC, the Board’s decision regarding whether to accept the resignation offer. Any Director who tenders his or her resignation will not participate in the Committee or Board deliberations regarding such matter.

Selection of Nominees for Director

Our Directors take a critical role in guiding our strategic direction and overseeing our management. Our Board has delegated to the Compensation, Succession, Nominating and Governance Committee (referred to in this discussion as the “Nominating Committee”) the responsibility for reviewing and recommending nominees for membership on the Board. Candidates are considered based upon various criteria. Candidates must have integrity, accountability, judgment and perspective. In addition, candidates are chosen based on their leadership and business experience, as well as their ability to contribute toward governance, oversight and strategic decision-making. While we have not adopted a policy regarding diversity of our Board, the Nominating Committee considers the diversity of experience, qualifications, attributes and skills that a potential nominee would bring to the Board in identifying nominees for Director.

The Nominating Committee is responsible for recommending nominees for election to the Board at each Annual Meeting and for identifying one or more candidates to fill any vacancies that may occur on the Board. The Nominating Committee uses a variety of sources in order to identify new candidates. New candidates may be identified through recommendations from independent Directors or members of management, search firms, discussions with other persons who may know of suitable candidates to serve on the Board and stockholder recommendations. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications by the Nominating Committee, interviews with the Nominating Committee as a whole, one or more members of the Nominating Committee, or one or more other Board members, and discussions of the Nominating Committee and the full Board. The Nominating Committee then recommends candidates to the full Board, with the full Board selecting the candidates to be nominated for election by the stockholders or to be elected by the Board in order to fill a vacancy.

The Nominating Committee will consider Director nominees proposed by stockholders on the same basis as recommendations from other sources. Any stockholder who wishes to recommend a prospective nominee for consideration by the committee may do so by submitting the candidate’s name and qualifications in writing to Cousins Properties Incorporated Compensation, Succession, Nominating and Governance Committee, c/o Corporate Secretary, 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth, as of February 1, 2012 unless otherwise noted, information regarding the beneficial ownership of our common stock by:

•	our Directors;

•

our Chief Executive Officer, our Chief Financial Officer, the three other executive officers that had the highest total compensation for 2011, calculated in accordance with SEC rules and regulations (our “Named Executive Officers” or “NEOs”);

•	the Directors and executive officers as a group; and

•	beneficial owners of more than 5% of our outstanding common stock.

	September 30,	September 30,	September 30,	September 30,		September 30,
	Number of Shares of Common Stock Beneficially Owned (1)
	Restricted Stock (2)	Shares Held in Retirement Savings Plan	Options Exercisable within 60 Days (3)	Other Shares Beneficially Owned		Percent of Class (4)
Gregg D. Adzema	65,685	—	5,607	—		*
Erskine B. Bowles	203	—	45,836	35,125		*
Tom G. Charlesworth	—	—	74,871	3,221,727	(5)	3.16%
Michael I. Cohn	18,138	—	2,804	—		*
James D. Edwards	203	—	24,000	3,140,435	(6)	3.04%
Lawrence L. Gellerstedt III	330,056	1,665	194,624	83,931	(7)	*
Lillian C. Giornelli	203	—	24,000	3,605,717	(8)	3.48%
S. Taylor Glover	203	—	37,182	3,462,893	(9)	3.36%
James H. Hance, Jr.	203	—	37,182	61,287		*
William B. Harrison, Jr.	203	—	30,591	29,105		*
Craig B. Jones	53,542	11,457	361,059	73,977	(10)	*
John S. McColl	31,689	14,338	147,528	60,830	(11)	*
William Porter Payne	203	—	62,547	92,311	(12)	*
R. Dary Stone	—	3,339	232,731	156,190		*
Total for all Directors and executive officers as a group (17 persons)	566,367	36,897	1,417,806	4,674,033	(13)	6.34%
5% Stockholders
Morgan Stanley (14)	—	—	—	11,719,481		11.25%
Thomas G. Cousins (15)	—	—	—	11,677,441		11.21%
BlackRock, Inc. (16)	—	—	—	10,962,224		10.52%
The Vanguard Group, Inc. (17)	—	—	—	10,440,257		10.02%
T. Rowe Price Associates, Inc. (18)	—	—	—	8,015,459		7.69%

*	Less than 1% individually

(1)

Based on information furnished by the individuals named in the table, includes shares for which the named person has sole voting or investment power or shared voting or investment power with his or her spouse. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial economic interest. Except as stated in the notes below, the persons indicated possessed sole voting and investment power with respect to all shares set forth opposite their names.

(2)

Represents shares of restricted stock awarded to certain executive officers and Directors. The executive officers and Directors have the right to direct the voting of the shares of restricted stock reflected in the table.

(3)	Represents shares that may be acquired through stock options exercisable through March 30, 2012.

(4)

Based on 104,165,657 shares of common stock issued and outstanding as of February 1, 2012. Assumes that all options owned by the named individual and exercisable within 60 days are exercised. The total number of shares outstanding used in calculating this percentage also assumes that none of the options owned by other named individuals are exercised.

(5)	Includes 3,118,236 shares owned by CF Foundation, of which Mr. Charlesworth is one of six board members of CF Foundation who share voting and investment power.

(6)	Includes 3,118,236 shares owned by CF Foundation, of which Mr. Edwards is one of six board members of CF Foundation who share voting and investment power.

(7)

Excludes 1,500 shares owned in trusts for the benefit of Mr. Gellerstedt’s children, of which his wife is the trustee and has sole voting and investment power, and 50 shares owned by Mr. Gellerstedt’s wife, as to which Mrs. Gellerstedt has sole voting power, and for which Mr. Gellerstedt disclaims beneficial ownership.

(8)

Includes 932 shares owned by Ms. Giornelli and her spouse, as to which Ms. Giornelli shares voting and investment power, and 60,736 shares held by Ms. Giornelli as custodian for her children. Also includes 111,496 shares owned by Nonami Foundation, Inc., of which Ms. Giornelli and her husband, as the sole trustees, share voting and investment power, and 3,118,236 shares owned by CF Foundation, of which Ms. Giornelli is one of six board members of CF Foundation who share voting and investment power. Excludes 715,939 shares owned by The Cousins Foundation, of which Ms. Giornelli is one of four trustees who share voting and investment power.

(9)

Includes 5,565 shares owned by STG Partners, LP, as to which Mr. Glover and his wife, as general partners, share voting and investment power. Also includes 3,118,236 shares owned by CF Foundation, of which Mr. Glover is one of six board members of CF Foundation who share voting and investment power. Does not include 5,565 shares owned by Mr. Glover’s wife, as to which Mrs. Glover has sole voting power, and for which Mr. Glover disclaims beneficial ownership.

(10)	Includes 1,625 shares owned in trust for the benefit of Mr. Jones’ sons, for which Mr. Jones disclaims beneficial ownership.

(11)	Includes 56,207 shares owned jointly by Mr. McColl and his spouse, as to which Mr. McColl shares voting and investment power.

(12)	Does not include 2,001 shares held by the Estate of John F. Beard, for which Mr. Payne’s wife is executrix and as to which Mr. Payne disclaims beneficial ownership.

(13)

Includes 3,293,582 shares as to which Directors and executive officers share voting and investment power with others. Eliminates duplications in the reported number of shares arising from the fact that Mr. Charlesworth, Mr. Edwards, Ms. Giornelli and Mr. Glover share in the voting and investment power of the 3,118,236 shares owned by CF Foundation. Does not include 9,116 shares owned by spouses and other affiliates of Directors and executive officers, as to which they disclaim beneficial ownership.

(14)

According to a Schedule 13G/A filed with the SEC on February 8, 2012, Morgan Stanley, a parent holding company or control person, and Morgan Stanley Investment Management Inc., an investment adviser, had sole voting power with respect to 8,681,127 shares of our common stock and sole dispositive power with respect to 11,719,481 shares of our common stock. According to the Schedule 13G/A, the securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., which is a wholly-owned subsidiary of Morgan Stanley. According to the Schedule 13G/A, Morgan Stanley beneficially owned 11.3% of our common stock as of December 31, 2011. The business address for Morgan Stanley is 1585 Broadway, New York, New York 10036, and the business address for Morgan Stanley Investment Management Inc. is 522 Fifth Avenue, New York, New York 10036.

(15)

Includes 1,330,946 shares as to which Mr. Cousins shares voting and investment power. Also includes 3,118,236 shares owned by CF Foundation, of which Mr. Cousins is one of six board members of CF Foundation who share voting and investment power. Does not include 746,747 shares owned by Mr. Cousins’ wife, as to which he disclaims beneficial ownership. The address for Mr. Cousins is 3445 Peachtree Road NE, Suite 175, Atlanta, Georgia 30326.

(16)

According to a Schedule 13G/A filed with the SEC on March 12, 2012, BlackRock, Inc. (“BlackRock”), a parent holding company or control person, has sole voting and dispositive power with respect to 10,962,224 shares of our common stock. According to the Schedule 13G/A, BlackRock beneficially owned 10.53% of our common stock as of February 29, 2012. The business address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(17)

According to a Schedule 13G/A filed with the SEC on March 9, 2012, The Vanguard Group, Inc. (“Vanguard”), an investment adviser, has sole voting power with respect to 147,168 shares of our common stock and sole dispositive power with respect to 10,293,089 shares of our common stock. According to the Schedule 13G/A, Vanguard beneficially owned 10.02% of our common stock as of February 29, 2012. The business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(18)

According to a Schedule 13G/A filed with the SEC on February 8, 2012, T. Rowe Price Associates, Inc. (“Price Associates”), an investment adviser, has sole voting power with respect to 899,942 shares of our common stock and sole dispositive power with respect to 8,015,459 shares of our common stock. According to the Schedule 13G/A, Price Associates beneficially owned 7.7% of our common stock as of December 31, 2011. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Price Associates is deemed to be a beneficial owner of such common stock; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such common stock. The business address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Compensation, Succession, Nominating and Governance Committee of our Board of Directors (also referred to in this Executive Compensation section as the “Compensation Committee”) is responsible for establishing the underlying policies and principles of our compensation program. This Compensation Discussion and Analysis section describes our executive compensation programs for 2011. It also describes how and why the Committee made its decisions regarding 2011 compensation for our Named Executive Officers (or “NEOs”) detailed in the tables that follow. Our NEOs for 2011 are:

•	Lawrence L. Gellerstedt III – President and Chief Executive Officer;

•	Gregg D. Adzema – Executive Vice President and Chief Financial Officer;

•	Craig B. Jones – Executive Vice President;

•	John S. McColl – Executive Vice President; and

•	Michael I. Cohn – Executive Vice President.

Executive Summary

Business Environment

We had a productive 2011, exceeding each of our annual performance goals. Before certain non-cash impairment charges primarily related to our residential and commercial land portfolio, “Funds from Operations” (or “FFO”)1 increased in 2011 compared to 2010. Highlights of the year include the start of Emory Point, our first new development since 2007; the acquisition of Promenade, a 775,000 square foot Class A office tower in Atlanta, Georgia; and the continuing execution of our strategy to sell non-core assets. All of this was accomplished while operating in a volatile commercial real estate market.

Currently, our strategy is focused on the following key areas:

•	Leasing available space at our existing properties;

•

Simplifying our platform by increasing the focus of our portfolio on Class A office and retail properties, as well as making opportunistic investments, located in high-growth Sunbelt markets where our expertise, capital and long-term relationships are competitive advantages; and

•	Recycling capital currently invested in non-core properties, including, in particular, residential and commercial land.

Regarding capital recycling, the Board of Directors approved a change in strategy regarding our non-core residential and commercial land investments. In particular, we now plan to sell these assets over a shorter time frame than previously intended, except for those assets that we believe have near term development or appreciation potential. With respect to our residential and commercial land, we recorded impairment losses of $125.4 million in the fourth quarter of 2011.

[1]

For the definition of FFO, please see our Annual Report on Form 10-K for the year ended December 31, 2011 that forms part of our 2011 Annual Report and is also available at www.sec.gov or on the Investor Relations page of our website at www.cousinsproperties.com.

Summary of Key Compensation Decisions for 2011

The Compensation Committee made the following key decisions with respect to 2011 compensation for our NEOs:

•	Base salaries for Messrs. Adzema and Cohn were unchanged, while base salary increases were approved for Messrs. Gellerstedt, Jones and McColl;

•	Annual cash incentive awards were paid to our NEOs at levels between 90%—109% of their respective targets;

•

In evaluating our performance, the Compensation Committee exercised its discretion to exclude the impact of the non-cash impairment losses recorded in the fourth quarter of 2011 with respect to our commercial and residential land assets, in recognition that these charges were attributable to decisions made over a long period of time and, to the extent applicable, the result of a change in investment strategy approved by our Board of Directors; and

•

Long-term, equity-based compensation was granted to our NEOs using a mix of 25% stock options, 37.5% time vested restricted stock, and 37.5% performance conditioned restricted stock units that are earned solely upon meeting performance goals relating to either total stockholder return or FFO over a three year period.

Compensation and Governance Practices

We believe that our compensation program encourages executive decision-making that is aligned with the long-term interests of our stockholders by tying a significant portion of pay to Company performance over a multi-year period. Our compensation philosophy and governance practices that support these principles, as described in more detail in this Compensation Discussion and Analysis section, include the following:

•

We provide a balanced mix of cash and equity based compensation, including annual and long-term incentives which have performance metrics that we believe mitigate against excessive risk-taking by our employees;

•	We do not have employment agreements with any of our executive officers; all of our employees, including our NEOs, are employed “at-will;”

•

We have adopted a recoupment policy (or “clawback”) pursuant to which we may seek to recover incentive-based compensation from any current or former executive officer who received incentive-based compensation during the three-year period preceding the date on which we are required to restate any previously issued financial statements due to material noncompliance with any financial reporting requirement under federal securities laws;

•

We have entered into change in control agreements with our executive officers to ensure that the executives are focused on the interests of our stockholders in the event of a potential strategic acquisition. The agreements require a “double trigger,” both a change in control and a termination of employment, for the payout of benefits. Our change in control agreements with Messrs. Adzema, McColl and Cohn do not include tax gross-up provisions, and we have committed that we will not in the future enter into a new agreement, or materially amend any existing agreement, that includes a tax gross-up provision; and

•

We have strong stock ownership guidelines for our executive officers and Directors, including a target ownership of four times annual base salary for our Chief Executive Officer, but in each case allowing a period of time to accumulate the requisite ownership, as well as a policy requiring our executive officers to hold restricted stock for a period of time following vesting.

Say on Pay and Say When On Pay

In May 2011, we held a stockholder vote on the approval, on an advisory basis, of the compensation of our NEOs in 2010, commonly referred to as a say on pay vote. Our stockholders overwhelmingly approved the compensation of our NEOs, with 85% of votes cast in favor of our say on pay resolution. As we evaluated our compensation practices and talent needs throughout 2011, we were mindful of the strong support our stockholders expressed for our philosophy of linking compensation to our operating objectives and to the enhancement of stockholder value. As a result, the Compensation Committee continued our general approach to executive compensation for 2011. We believe our programs are effectively designed, are in alignment with the interests of our stockholders and are instrumental in achieving our business strategy. The Compensation Committee will continue to consider stockholder concerns and feedback in the future.

In addition, in May 2011, we held a stockholder vote on the frequency of future say on pay votes. The Board of Directors recommended that stockholders vote for an annual say on pay approval, and our stockholders overwhelmingly supported this recommendation, with 82% of the votes cast in favor of annual frequency. The Board of Directors therefore adopted an annual frequency policy and will include a say on pay vote in our proxy statement on an annual basis.

Compensation Philosophy and Policies and Competitive Positioning

The success of our business strategy depends significantly on the performance of our executives, requiring a more diverse skill set than if we were a passive real estate investor, allowing us to underwrite and execute on development and other investment opportunities. In assessing the compensation of our executives, including our NEOs, we consider strategies designed to attract and retain talented executives in a competitive and dynamic real estate marketplace. While keeping in mind our accountability to our stockholders, we aim to reward executives commensurate with Company and individual performance.

Our compensation philosophy has a foundation in two key principles:

•

To position our NEOs’ cash and equity-based compensation to be within a competitive range (e.g., +/-15%) of the average compensation paid by the 50th to the 75th percentile of certain relevant labor markets (described below under “Peer Group Analysis”) for similarly situated positions; and

•	To provide a meaningful portion of total compensation via equity-based awards, including awards that are earned only if certain future Company performance measures are satisfied.

Providing compensation levels within the 50th to 75th percentile range allows us to be competitive in finding and retaining the top talent we need to execute our business strategy. For 2011, the actual total direct compensation, base salary plus actual annual incentive cash awards plus expected value of long-term incentives, to our NEOs fell within our competitive ranges.

We maintain a 401(k)/retirement savings plan (“Retirement Savings Plan”) for all eligible employees, including our NEOs. We do not have a pension plan or deferred compensation program for any of our employees, including our NEOs. Rather, we focus on providing short and long-term cash compensation and long-term equity-based awards in amounts necessary to retain our NEOs and to allow them to provide for their own retirement. Beginning in 2011, we implemented a program to “match” employee contributions to the Retirement Savings Plan up to 3% of eligible compensation, and we expect this program to continue in the future. The “matching” contribution is available to all employees, including our NEOs. In addition, our NEOs are eligible for benefits under change in control agreements in certain “double trigger” circumstances. These agreements are discussed below under “Severance Policy, Retirement and Change in Control Agreements.”

Compensation Review Process

Peer Group Analysis

The Compensation Committee evaluates NEO compensation by reviewing available competitive data, representing organizations of varying sizes (measured by market capitalization) and varying operating strategies. For purposes of making decisions regarding 2011 compensation, the Compensation Committee engaged Towers Watson to compile data from two primary sources: (1) the 2010 National Association of Real Estate Investment Trusts (“NAREIT”) survey and (2) the 2010 Mercer Real Estate Survey. The data was presented to the Compensation Committee at its meeting on December 6, 2010.

The NAREIT survey collects compensation information for executive and non-executive positions exclusively for REITs. The NAREIT survey is used to provide the Compensation Committee with a broad view of the competitive labor market. While the Compensation Committee has historically reviewed multiple “cuts” of the NAREIT survey data, it has determined that the total sample of participating REITs (i.e., 94 companies in the 2010 survey) presents the most comprehensive and reliable perspective of the competitive market. We have no input regarding the companies included in the NAREIT survey.

The Compensation Committee also uses a survey conducted by Mercer Consulting, which focuses on businesses in the real estate development industry. The Mercer survey includes companies that are not REITs, as well as privately held companies. We have no input regarding the companies included in the Mercer survey.

In addition, management researched and selected 10 companies with similar business activities, strategies and asset classes to comprise a “custom cut” peer group for use by the Compensation Committee in its discretion. The custom cut group companies, which were unchanged from the prior year, were comprised of:

•	Boston Properties, Inc.

•	Colonial Properties Trust

•	Duke Realty Corporation

•	Federal Realty Investment Trust

•	Forest City Enterprises

•	Highwoods Properties, Inc.

•	Kimco Realty Corporation

•	Macerich Company

•	Post Properties, Inc.

•	Regency Centers Corporation

The Compensation Committee considered data from each survey and the custom cut peer group for decisions regarding 2011 compensation of our NEOs, but the primary data reference was the total sample of all companies in the NAREIT survey for Messrs. Gellerstedt, Adzema and Jones and the Mercer survey for Messrs. Cohn and McColl.

Performance Review, Role of Management and Compensation Consultants

The Compensation Committee evaluates Company and individual performance when making compensation decisions with respect to our NEOs. In that regard, in making decisions regarding NEO compensation, the Compensation Committee considers recommendations from our CEO with respect to the performance and contributions of each of the other NEOs. Nevertheless, the Compensation Committee retains the right to act in its sole and absolute discretion. In addition, representatives of Towers Watson will from time to time attend Compensation Committee meetings and provide guidance regarding interpreting the competitive compensation data and trends in the marketplace.

Components of Compensation

The total compensation opportunity for our NEOs in 2011 incorporated four primary components: a base salary, an annual incentive cash award, a long-term incentive equity award (or “LTI”) and certain benefits and perquisites.

Base Salary

The Compensation Committee views base salary as the foundation of our compensation program. The Compensation Committee makes base salary decisions based on the individual’s scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of data from the peer groups discussed previously. The Compensation Committee reviewed base salaries of our NEOs at its meeting on December 6, 2010 and determined that the base salaries of Messrs. Adzema and Cohn were generally appropriate and should not be increased for 2011 due to both being new hires in the second half of 2010. The Compensation Committee increased the base salaries for Messrs. Gellerstedt, Jones and McColl to be more consistent with the applicable peer data.

In mid-2011, as part of a reorganization of our management structure, Mr. Jones’ role was changed to focus on transaction execution and we transitioned investment oversight responsibilities to Mr. Adzema. The Compensation Committee did not adjust the 2011 base salary of either Mr. Adzema or Mr. Jones as a result of these changed responsibilities.

The annual base salaries of our NEOs for 2010 and 2011 were as follows:

	September 30,	September 30,
	2010 Base Salary	2011 Base Salary
Lawrence L. Gellerstedt III	$500,000	$600,000
Gregg D. Adzema	$350,000	$350,000
Craig B. Jones	$350,000	$357,000
John S. McColl	$300,000	$325,000
Michael I. Cohn	$325,000	$325,000

Annual Incentive Cash Award

Our NEOs each have an opportunity to earn an annual incentive cash award designed to reward annual corporate performance, as well as to encourage and reward individual achievement during the year. Each year the Compensation Committee establishes a target annual incentive cash award opportunity for each of our NEOs following a review of their individual scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of data from the peer groups discussed previously. The targeted annual incentive cash award opportunity and the performance goals set by the Compensation Committee (discussed below) are communicated to the NEOs at the beginning of each year. The determination of the actual annual incentive cash award paid to an executive officer is not entirely formulaic. Rather, the Compensation Committee, in exercising its judgment and discretion to adjust an award up or down, considers all facts and circumstances when evaluating an individual executive’s performance, including changing market conditions and broad corporate strategic initiatives, along with overall responsibilities and contributions.

2011 Target Opportunity

The Compensation Committee established target annual incentive cash awards for our NEOs for 2011 at its meetings on December 6, 2010 and February 14, 2011. No adjustments were made to the targeted percentage of base salary for the NEOs other than for Messrs. Gellerstedt and Jones. In the case of Mr. Gellerstedt, the Compensation Committee increased his targeted percentage of base salary from 105% in 2010 to 125% in 2011, to be more competitive with the peer group data and to reflect his contributions to the Company. For Mr. Jones, the Compensation Committee reduced his targeted percentage of base salary from 100% in 2010 to 90% in 2011 to be more consistent with the peer data. For 2011, the target annual incentive cash awards for our NEOs were as follows:

	September 30,	September 30,
	2011 Target Annual Incentive Cash Awards
	% of Base Salary	Dollar Amount
Lawrence L. Gellerstedt III	125%	$750,000
Gregg D. Adzema	75%	$262,500
Craig B. Jones	90%	$321,300
John S. McColl	85%	$276,250
Michael I. Cohn	80%	$260,000

2011 Performance Goals

The Compensation Committee, at its February 14, 2011 meeting, adopted the performance goals for the 2011 annual incentive cash award following a review of our annual business plan and budget for the year. The Compensation Committee assigned each goal a weight of relative importance. The following were the annual incentive cash award performance goals for 2011:

1. Funds from Operations. The Compensation Committee believes that FFO is an appropriate measure of corporate performance when it is properly adjusted for activities related to our investment and capital recycling strategies. The FFO goal for 2011 was $41,500,000, weighted to be 35% of the overall goals.

2. Gross Square Footage Leased. We believe one of our core competencies is to lease property. We expect each of our properties to achieve near capacity occupancy after a pro forma lease-up period following completion of construction or acquisition. In that regard, for 2011, the Compensation Committee established a goal for us to lease 1,510,000 square feet across our office, retail and industrial portfolio, representing 35% of the overall goals. These leasing goals for 2011 took into account overall market conditions.

3. Capital Recycling. One of our key strategies for 2011 was to recycle capital, selling certain non-core operating assets, along with residential and commercial land, and making new investments, both developments and acquisitions. Consistent with this strategy, the Compensation Committee established a goal for 2011 that the Company recycle $376,400,000 of capital through asset sales and new investments. The capital recycling goal represented 20% of the overall goals.

4. General & Administrative Cost Control. Another key strategy for 2011 was cost control and the Compensation Committee established a goal for the Company to incur $500,000 less than the amount budgeted for general and administrative costs in 2011. The cost control goal was weighted to be 10% of the overall goals.

The Compensation Committee believes that the performance goals and the weighting of each for the 2011 annual incentive cash awards were aggressive and appropriate given our business strategy, historic performance and the current real estate market and that, if met, then the Company would have had a good year. The Compensation Committee retains the discretion to make adjustments in determining our performance against the goals to the extent it believes the adjustment is appropriate for business decisions made during the year that are dilutive to performance but otherwise in the best interests of the Company.

Performance Against Goals

The Compensation Committee, at its meeting on January 31, 2012, evaluated the Company’s actual performance against the 2011 goals and determined that we had materially outperformed against our goals, achieving 109% of the overall goals, as more particularly described below:

•

The Compensation Committee determined that we achieved 117% of our FFO goal for 2011. In reviewing our performance against the FFO goal for 2011, the Compensation Committee exercised its discretion to evaluate FFO by excluding the impairment losses recorded by the Company in the fourth quarter of 2011 related to our residential and commercial land portfolio. The Compensation Committee made this adjustment to FFO in recognition that these impairment charges were attributable to decisions made over a long period of time and, to the extent applicable, the result of a change in investment strategy approved by our Board of Directors. In addition, the Compensation Committee determined that when it evaluates performance against future FFO goals, any gains ultimately realized on the sale of these impaired assets will be excluded from FFO.

•	The Compensation Committee determined that we had achieved 108% of our leasing goals for 2011, with over 1,630,000 square feet leased towards this goal.

•

The Compensation Committee determined that we had achieved 101% of our capital recycling goal for 2011, realizing gross proceeds of approximately $144,000,000 from the sale of operating properties and $22,400,000 from sales of land, lots and multi-family residential units, along with making $210,000,000 of new investments.

•

The Compensation Committee determined that we had saved over $1,700,000 against our 2011 budget for general and administrative expenses, achieving 106% of our cost control goal (determined using actual costs relative to budget).

In determining the actual 2011 incentive cash award for our NEOs, the Compensation Committee also considered each NEO’s 2011 individual performance and contributions to the Company during the year, as well as the Company’s performance at 109% of the targeted goals. The Compensation Committee determined that each of our NEOs had individual performance above target and approved annual incentive cash awards equal to 109% of each NEO’s respective target amounts, other than for Mr. Jones. With respect to Mr. Jones, the Compensation Committee exercised its discretion to reduce his award to approximately 90% of his target amount in recognition of the changes to his responsibilities during 2011 following our internal management reorganization and after evaluation of peer data applicable to his new role. The 2011 annual incentive cash awards for our NEOs were as follows:

	September 30,	September 30,
	2011 Annual Incentive Cash Awards
	Target	Actual Award
Lawrence L. Gellerstedt III	$750,000	$817,500
Gregg D. Adzema	$262,500	$286,125
Craig B. Jones	$321,300	$290,000
John S. McColl	$276,250	$301,113
Michael I. Cohn	$260,000	$283,400

Long-Term Incentive Equity Awards

Our LTI program is intended to provide incentives to our executives for the creation of value and the corresponding growth of our stock price over time. The ultimate goal of equity-based compensation is to encourage executives to act as equity owners. We believe equity-based compensation plays an essential role in retaining and motivating our NEOs by providing incentives that are linked to our long-term success and increasing stockholder value. The Compensation Committee believes that our equity-based long-term compensation program should provide an appropriate balance between performance incentive and retention awards. The Compensation Committee grants, or has granted in the past, time vested stock options and restricted stock, as well as time vested and performance conditioned restricted stock units (“RSUs”) under our LTI program.

LTI Grant Practices

We typically grant LTI awards to key employees at a regularly scheduled meeting of the Compensation Committee, which has been in February in each of the last three years. We do not have any program, plan or practice that coordinates the grant of equity awards with the release of material information. The Compensation Committee views LTI as an essential component of annual compensation of our NEOs and, as a result, the Committee does not consider prior grants when making current year determinations.

2011 LTI Awards

The Compensation Committee, at its February 14, 2011 meeting, granted LTI awards (the “2011 LTI Awards”) to each of our NEOs with a target grant date dollar value determined following a review of the individual’s scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of data from the peer groups discussed previously. The Compensation Committee utilizes a dollar amount as the target value of each NEO’s LTI award, rather than a number of shares, options or RSUs, so as to mitigate the impact of stock price volatility and permit our equity-based compensation to be budgeted with greater accuracy. There were no changes to the 2011 target LTI award values for Messrs. Gellerstedt, McColl and Jones as compared to the LTI grants in February 2010 (neither Mr. Adzema nor Mr. Cohn were then employed by the Company).

The 2011 LTI Awards were comprised of a mix of 25% stock options, 37.5% time vested restricted stock and 37.5% performance conditioned RSUs. As described in more detail below, the performance conditioned RSUs are divided between two elements – 70% of the target award is subject to a total stockholder return (“TSR”) condition and 30% of the target award is subject to achievement of an FFO condition, each over a three year period. The number of stock options, restricted stock and performance conditioned RSUs granted by the Compensation Committee to our NEOs for the 2011 LTI Award are set forth in the table below.

	September 30,	September 30,	September 30,	September 30,	September 30,
	2011 LTI Awards
	Target LTI Award Value	# of Options Granted (1)	# of Restricted Shares Granted (2)	# of Performance (TSR) RSUs Granted (3)	# of Performance (FFO) RSUs Granted (4)
Lawrence L. Gellerstedt III	$800,000	51,282	35,294	16,471	10,588
Gregg D. Adzema	$350,000	22,436	15,441	7,206	4,632
Craig B. Jones	$425,000	27,244	18,750	8,750	5,625
John S. McColl	$208,271	13,351	9,188	4,288	2,757
Michael I. Cohn	$175,000	11,218	7,721	3,603	2,316

(1)	25.00% of award valued at $ 3.90 per stock option.

(2)	37.50% of award valued at $ 8.50 per share.

(3)	26.25% of award valued at $12.75 per unit.

(4)	11.25% of award valued at $ 8.50 per unit.

The value of the awards for purposes of determining the number of stock options, restricted stock and Performance RSUs was determined as of February 2, 2011. When the price of our common stock is needed for a valuation, we use our average stock price over a 30-calendar day period ending on the applicable date. The number of restricted shares and FFO RSUs granted to each NEO was determined using our average stock price over a 30-calendar day period ending on February 2, 2011. The number of stock options granted to each NEO was determined using a Black-Scholes pricing model. The number of TSR RSUs granted to each NEO was determined using a Monte Carlo valuation. The actual grant to an NEO for each component of the 2011 LTI Award was rounded to the nearest whole unit. The grant date for the 2011 LTI Awards was February 14, 2011. The exercise price of the stock options granted was the closing price on the grant date. The grant date fair value of the 2011 LTI Awards for financial reporting purposes as set forth in the Summary Compensation Table was determined in accordance with applicable accounting rules as of the grant date; as a result, they differ from the target values in the 2011 LTI Award table above.

Upon retirement of a participant, including an NEO, stock options and RSUs are potentially subject to accelerated vesting if he or she satisfies the “Rule of 65.” In the case of performance conditioned RSUs, upon the retirement of a participant who satisfies the Rule of 65, the requirement of continued employment is waived but not the performance condition. The Compensation Committee did not adopt the Rule of 65 for restricted stock awards because it would result in adverse tax consequences to the recipient. See “Severance Policy, Retirement and Change in Control Agreements” section below.

Stock Options

The Compensation Committee uses stock options because these awards provide a significant link between the executive’s compensation and our goal of maximizing stockholder value, only having value if the market value of our stock increases above the exercise price. Stock options (i) are issued with an exercise price equal to the closing market price on the grant date, (ii) vest ratably over the four-year period beginning on the grant date provided the holder is continuously employed with us through each anniversary date and (iii) expire 10 years from the grant date. The vesting requirement creates an incentive for an executive to remain employed with us. Stock options do not include dividend equivalents or any reload grant features, but they are adjusted as a result of special dividends.

Restricted Stock

Time vested full value awards, such as restricted stock and RSUs, are used primarily as a retention tool. While time vested full value equity awards do not reward stock price growth to the same extent as performance conditioned awards or stock options, the Compensation Committee believes that full value awards are an effective compensation tool because the current value of the award is more visible to the executive. Additionally, full value awards create an interest that encourages executives to think and act like stockholders and serve as a competitive retention vehicle. The restricted stock granted in 2011 generally vests ratably over three years provided that the holder is continuously employed with us through each anniversary date. Also, holders of restricted stock generally receive all regular and special dividends declared with respect to our common stock.

Restricted Stock Units

The Compensation Committee awards RSUs as a component of LTI after considering levels of stockholder dilution. Unlike grants of restricted stock, RSU awards do not result in additional dilution to existing stockholders. An RSU is a bookkeeping unit that is essentially the economic equivalent of one share of restricted stock, the difference being that upon vesting the RSU is settled in cash, paying an amount equal to the 30-calendar day average closing price of our common stock for the period ending on the vesting date. Also, holders of RSUs generally receive current dividend equivalents in an amount equal to all regular and special dividends declared with respect to our common stock.

The performance conditioned RSUs granted in 2011 (the “2011 Performance RSUs”) require stock price improvement or achievement of Company performance goals to have value. These awards “cliff” vest on the third anniversary of the grant date if the conditions are met and provided the holder has been continuously employed through such date. The terms of the 2011 Performance RSUs are summarized as follows:

•

70% of the grant date target value of the 2011 Performance RSUs is subject to a condition based upon the total stockholder return (“TSR”) of our common stock over the three-year period beginning January 1, 2011 through December 31, 2013 relative to the TSR of the companies in the SNL US REIT Office Index as of January 1, 2011 (the “2011 LTI Peer Group”). This goal is evaluated on a sliding scale. TSR below the 25th percentile of the 2011 LTI Peer Group would result in no payout, TSR at the 25th percentile would result in 35% payout, TSR at the 50th percentile would result in 100% payout, and TSR at or above the 75th percentile would result in 200% payout. Payouts are prorated between these stated levels, subject to the 200% maximum.

•

30% of the grant date target value of the 2011 Performance RSUs is subject to a condition that our aggregate FFO during the period beginning January 1, 2011 through December 31, 2013, is at least equal to a defined dollar amount per common share (the “FFO Target”). This goal is evaluated on a sliding scale. If aggregate FFO per share is less than 60% of the FFO Target there would be no payout. If aggregate FFO per share is 140% or greater of the FFO Target then the payout would be 200%. Payouts would be prorated between these stated levels, subject to the 200% maximum. The Compensation Committee considers the FFO Target to be aggressive and appropriate given our business strategy, historic performance and the current real estate market and that, if met, then the Company would have performed well over the performance period.

•

The Compensation Committee retains the discretion to make adjustments to our performance in determining whether the vesting conditions are achieved under the 2011 Performance RSU awards. At its meeting on January 31, 2012, the Compensation Committee determined that for purposes of the FFO Target it would adjust FFO to exclude the impairment losses recorded by the Company in the fourth quarter of 2011 with respect to its residential and commercial land. The Compensation Committee made the adjustment to FFO in recognition that these charges were attributable to decisions made over a long period of time and, to the extent applicable, the result of a change in investment strategy approved by our Board of Directors. In addition, the Compensation Committee determined that when it evaluates performance against the FFO Target, any gains ultimately realized on the sale of these impaired assets will be excluded from FFO.

Dividend equivalents are not paid currently on performance conditioned RSUs. Rather, upon satisfaction of the vesting conditions, if at all, dividend equivalents in an amount equal to all regular and special dividends declared with respect to our common stock during the performance period, are determined and paid on a cumulative, reinvested basis over the term of the award, based on the ultimate payout. For example, if the payout of a performance conditioned RSU at vesting equaled 100% of target, such amount would include dividend equivalents on shares at 100% of target on a reinvested basis over the three-year performance period.

Special Equity Awards to Gregg Adzema

The Compensation Committee, at its meeting on February 14, 2011, granted 29,411 shares of restricted stock to Mr. Adzema, which “cliff” vest on the third anniversary of the grant date provided he is still employed by us on such date. This stock grant was part of the inducement for Mr. Adzema to join us and is intended to provide an additional performance and retention incentive. The number of shares of restricted stock was determined based on a target value of $250,000, at $8.50 per share (which was the value per share of our common stock used to size the other time vested restricted stock grants made on February 14, 2011). In addition, the Compensation Committee, at its meeting on September 14, 2011, granted 36,845 RSUs to Mr. Adzema which “cliff” vest on the third anniversary of the grant date provided he is still employed by us on such date. This RSU grant was made to reward Mr. Adzema’s exceptional contributions since joining us in November 2010 and to provide an additional performance and retention incentive. The number of RSUs was determined based on a target value of $250,000, at $6.79 per share (our average common stock price over a 30-calendar day period ending on September 14, 2011). The special stock and RSU grants to Mr. Adzema are not reflected in the 2011 LTI awards table above.

Benefits and Perquisites

We provide health, life and disability insurance benefits to all of our employees. Our NEOs participate on the same basis as all other employees. In 2011, the only perquisite we provided to our NEOs was relocation assistance to Mr. Adzema. As part of the inducement for him to join the Company, we agreed to reimburse him for certain expenses associated with his relocation to Atlanta. To avoid reducing the value of this benefit, we also agreed to provide him a tax-gross up to cover the income taxes incurred as a result of this benefit.

Incentive Based Compensation Recoupment Policy

Our Board of Directors has adopted an incentive-based compensation recoupment policy (the “Recoupment Policy”, also sometimes commonly referred to as a “clawback”). Pursuant to the Recoupment Policy, if the Company is required to restate any previously issued financial statements due to the Company’s material noncompliance (as determined by the Company) with any financial reporting requirement under the federal securities laws, the Company will seek to recover incentive-based compensation from any current or former executive officer of the Company who received incentive-based compensation from the Company during the three-year period preceding the date on which the Company is required to prepare an accounting restatement. The amount to be recovered from the executive officer will be based on the excess, if any, of the incentive-based compensation paid to the executive officer based on the erroneous data over the incentive-based compensation that would have been paid to the executive officer if the financial accounting statements had been as presented in the restatement. The definition of “executive officer” and “incentive-based compensation,” the date on which the Company is required to prepare an accounting restatement, the amount to be recovered and any other interpretation of the policy shall be determined by the Compensation Committee acting in its sole discretion. The Board of Directors may amend the Recoupment Policy from time to time in its discretion and as it deems necessary or appropriate to reflect applicable regulations of the SEC, any rules or standards adopted by a national securities exchange, any related guidance from a governmental agency which has jurisdiction over the administration of such provision, any judicial interpretation of such provision and any changes in applicable law.

Stock Ownership Guidelines and Insider Trading Policy

Our Corporate Governance Guidelines include stock ownership guidelines for our executive officers and Directors. With respect to our executive officers, the guidelines require ownership of our stock within five years of becoming an executive officer or from promotion to a new executive office, with a value equal to the following multiple of his or her base salary:

September 30,
Executive Officer Title	Multiple
CEO	4x
President (if not also CEO)	3x
Executive Vice Presidents	2x
Other executive officers	1x

Each of our Directors is required to own stock with a value equal to three times the annual cash retainer for Directors, or $150,000. Directors generally must accumulate the required ownership within three years of joining the Board. As of February 1, 2012, each of our Directors and executive officers satisfied the stock ownership guidelines (taking into account any period permitted to satisfy the guidelines, where applicable).

The guidelines are consistent with our belief that our executive officers’ and Directors’ interests should be aligned with those of our stockholders and our expectation that executive officers and Directors maintain a significant level of investment in our Company. The Chairman of the Compensation Committee may approve exceptions to the guidelines from time to time as he or she deems appropriate. With respect to both executive officers and Directors, the following count toward the stock ownership requirements:

•	shares purchased on the open market;

•	shares owned outright by the officer, or by members of his or her immediate family residing in the same household, whether held individually or jointly;

•	restricted stock and RSUs received pursuant to our LTI plans, whether or not vested; and

•	shares held in trust for the benefit of the officer or his or her immediate family, or by a family limited partnership or other similar arrangement.

In addition, our executive officers are required to hold 50% of the after tax number of shares of restricted stock for a period of eight months following vesting. Also, our insider trading policy does not permit trading in our securities on a short-term basis, purchases of our stock on margin, short sales or trading puts or calls with respect to our stock.

Severance Policy, Retirement and Change in Control Agreements

We provide severance benefits to all employees, including our NEOs, following termination of employment by us other than for “cause.” In general, the severance benefit payable is an amount equal to the employee’s weekly pay times the sum of (i) the number of his or her years of service or, alternatively, in the context of certain reductions in force as designated by us, the years of service multiplied by 1.5, plus (ii) four.

The 1999 Incentive Stock Plan (as amended, the “1999 Plan”), the 2009 Incentive Stock Plan (the “2009 Plan”) and the 2005 Restricted Stock Unit Plan (as amended, the “RSU Plan”) generally provide for accelerated vesting of awards upon a “change in control” if the plan is not continued or assumed. Under the 2009 Plan and the RSU Plan, even if one or both of these plans are continued or assumed, the awards vest if the employee is terminated or resigns for good reason within two years of the change in control. In contrast, for grants under our 1999 Plan and grants under the RSU Plan prior to its amendment in 2009, if either plan is continued or assumed after the change in control, accelerated vesting occurs in the event a participant’s employment is terminated for any reason (including voluntary resignation) during the two-year period following the change in control. With respect to performance conditioned RSUs, if accelerated vesting occurs as a result of a change in control, then the payout amount is at the target award amount. Our NEOs participate in the 1999 Plan, the 2009 Plan and the RSU Plan on the same terms as our other key employees. The Compensation Committee believes that the accelerated vesting of outstanding equity awards following a change in control is a customary and reasonable component of an equity incentive program.

Pursuant to the terms of the cash LTI award that we made in 2009, it will be subject to accelerated vesting if, following a change in control, it is not continued, or if the executive’s employment with us is terminated without cause or the executive resigns for good reason within two years; however, the stock value vesting condition must be met on the date of change in control, termination or resignation following a change in control for the accelerated vesting to occur.

In general, an employee will forfeit any unvested LTI grants upon termination of employment for any reason other than following a change in control. However, stock options and RSUs, other than performance conditioned RSUs, vest upon retirement of the employee if the employee is at least 60 years of age and the sum of the employee’s whole years of age plus whole years of service equals at least 65 (collectively, the “Rule of 65”). The Compensation Committee adopted the Rule of 65 to provide a further incentive for long-term employment, as well as to recognize that options and RSUs are part of annual compensation and, if an employee retires after satisfying certain age and service requirements, then he or she should get the benefit of outstanding options and RSUs. With respect to performance conditioned RSUs, the Rule of 65 applies to waive any continuing service requirement but does not waive any performance condition. Also, the Compensation Committee did not adopt the Rule of 65 for restricted stock awards because it would result in adverse tax consequences to the recipient.

In addition, each of our NEOs is a party to a Change in Control Severance Agreement (the “Change in Control Agreement”), which provides the NEOs with benefits in the event that his employment is terminated under certain circumstances following a change in control, often referred to as a “double trigger.” The Compensation Committee approved the Change in Control Agreements at its meeting on August 13, 2007. On May 12, 2009, the Compensation Committee approved an amendment to the form of Change in Control Agreement to make certain clarifications with respect to Section 409A of the Internal Revenue Code of 1986 (the “Code”) and to conform the definition of change in control in the Change in Control Agreements to correspond to the definition of change in control contained in the 2009 Plan that was approved by stockholders at the Annual Meeting held on the same date. On December 6, 2010, the Compensation Committee approved a second amendment to the form of Change in Control Agreement to make further clarifications with respect to Section 409A of the Code and to conform the agreements to recent changes in Georgia law. In both cases, the Compensation Committee viewed these amendments as administrative in nature, and not designed to increase the amount of potential severance payments to the executive officers.

On December 6, 2010, the Compensation Committee approved a new form of Change in Control Agreement that does not include a tax gross-up provision, but is otherwise identical to the previous form of agreement. This new form was used for Mr. Adzema, Mr. McColl and Mr. Cohn, and in the future we will not enter into, or materially amend, Change in Control Agreements that include tax gross-up provisions. The Compensation Committee believes that the cash severance and other benefits provided to each NEO pursuant to his Change in Control Agreement is a customary and reasonable component of our compensation program that keeps our NEOs focused on the interests of the stockholders in the event of a potential strategic transaction.

Tax Implications of Executive Compensation

For 2011, Section 162(m) of the Code limited our aggregate deductions for compensation paid to certain executive officers, primarily because portions of our compensation program generally do not qualify as paid under a predetermined objective performance plan meeting applicable requirements, and, in addition, we historically have not met other exceptions that would permit a deduction. The exception to this treatment is compensation resulting from the exercise of stock options, which qualify for a deduction. While we are mindful of the impact of the deduction limitation, we feel that our NEO compensation is structured in an appropriate manner. In light of our current pay levels and practices applicable to NEOs, we do not believe that the tax deduction limitation of Section 162(m) in the aggregate has, as was the case for 2011, a material impact on our financial results. Also, since we operate as a real estate investment trust under the Code and we intend to distribute all of our taxable income each year so that we do not pay any Federal income tax, the majority of the impact of the limitation under Section 162(m), if any, is a larger dividend distribution to our stockholders to the extent of the denied deduction for compensation paid.

Committee Report on Compensation

The Compensation, Succession, Nominating and Governance Committee is responsible for, among other things, setting and administering the policies that govern executive compensation, establishing the performance goals on which the compensation plans are based and setting the overall compensation principles that guide the committee’s decision-making. The Compensation, Succession, Nominating and Governance Committee has reviewed the Compensation Discussion and Analysis herein and discussed it with management. Based on the review and the discussions with management, the Compensation, Succession, Nominating and Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the 2012 proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION, SUCCESSION, NOMINATING

AND GOVERNANCE COMMITTEE

James H. Hance, Jr., Chairman

Erskine B. Bowles

James D. Edwards

William B. Harrison, Jr.

William Porter Payne

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934 (the “Acts”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under the Acts.

Summary Compensation Table for 2011

The following table sets forth information concerning total compensation for our NEOs for 2011, 2010 and 2009.

	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total

Lawrence L. Gellerstedt III	2011	$600,000	$595,143	$200,000	$817,500	$1,290	$2,213,933
President and Chief	2010	$500,000	$541,283	$177,181	$577,500	$12,940	$1,808,904
Executive Officer	2009	$432,565	$124,565	$107,295	$—	$12,940	$677,365

Gregg D. Adzema(5)	2011	$350,000	$745,588	$87,500	$286,125	$92,485	$1,561,698
Executive Vice President and	2010	$26,699	$—	$—	$—	$38	$26,737
Chief Financial Officer

Craig B. Jones	2011	$357,000	$316,170	$106,252	$290,000	$8,670	$1,078,092
Executive Vice President	2010	$350,000	$287,561	$94,127	$365,000	$13,540	$1,110,228
	2009	$350,000	$124,565	$107,295	$—	$13,540	$595,400

John S. McColl(6)	2011	$325,000	$154,940	$52,069	$301,113	$7,800	$840,922
Executive Vice President	2010	$297,601	$140,924	$46,126	$280,500	$12,700	$777,851

Michael I. Cohn(6)	2011	$325,000	$130,190	$43,750	$283,400	$8,040	$790,380
Executive Vice President

(1)

This column reflects the aggregate grant date fair value of restricted stock awards, RSUs and Performance RSUs granted during the applicable year, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair value is the number of shares of restricted stock or RSUs granted multiplied by the closing stock price on the grant date. Awards with performance conditions (“Performance RSUs”) are computed based on the probable outcome of the performance conditions as of the grant date for the award. Information about the assumptions used to value these awards can be found in Note 6 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. An overview of the features of these awards can be found in “Compensation Discussion and Analysis” above.

For 2011, the grant date fair value of the restricted stock awards and the FFO-based Performance RSUs granted on February 14, 2011 and the time vested RSUs granted on September 14, 2011 is the target number of shares of restricted stock or RSUs granted multiplied by the closing stock price on the date of grant, which was $8.43 on February 14, 2011 and $6.44 on September 14, 2011. The grant date fair value of the TSR-based Performance RSUs granted February 14, 2011 is the target number of RSUs granted multiplied by the fair market value per RSU determined using a Monte Carlo valuation ($12.65). Assuming the highest level of performance conditions are achieved for the FFO-based Performance RSUs, resulting in 200% of the target FFO based RSUs being issued, the grant date values of all stock awards for 2011 would be as follows: Mr. Gellerstedt — $684,400; Mr. Jones — $363,589; Mr. Adzema — $784,636; Mr. McColl — $178,181; and Mr. Cohn — $149,714.

The actual amount ultimately realized by the NEO, if any, from a grant of restricted stock or RSUs will depend upon the value of our common stock on the vesting date in the case of restricted stock, or the 30-day trailing average in the case of RSUs.

(2)

This column reflects the aggregate grant date fair value, computed in accordance with ASC 718, of option awards granted during the applicable year. An overview of the features of these awards can be found in “Compensation Discussion and Analysis” above. Please refer to Note 6 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a complete description of the ASC 718 valuation. The grant date fair value, computed using the Black-Scholes option pricing model, was $3.90 for the options granted on February 14, 2011.

(3)

These amounts reflect the actual annual incentive cash award earned by the NEOs for the applicable year, as determined by the Compensation Committee. For a description of the 2011 annual cash incentive award performance goals, see “Compensation Discussion and Analysis” above.

(4)

The components of All Other Compensation for 2011 are as follows. We did not provide any perquisites to our NEOs above the reporting threshold other than the relocation expense reimbursement provided to Mr. Adzema.

	September 30,	September 30,	September 30,	September 30,
	Retirement Savings Plan Contribution (A)	Life Insurance Premiums	Relocation (B)	Total All Other Compensation
Lawrence L. Gellerstedt III	$—	$1,290	$—	$1,290
Gregg D. Adzema	$7,350	$450	$84,685	$92,485
Craig B. Jones	$7,350	$1,320	$—	$8,670
John S. McColl	$7,350	$450	$—	$7,800
Michael I. Cohn	$7,350	$690	$—	$8,040

(A)

We maintain a Retirement Savings Plan for the benefit of all eligible employees. For the 2010 compensation period, and for prior periods, the annual contribution was determined by the Compensation Committee and was allocated among eligible participants. Beginning in 2011, the Company implemented a program to “match” employee contributions to the plan up to 3% of eligible compensation, subject to a maximum matching contribution of $7,350 in 2011. The “matching” contributions are available for all employees, including our NEOs. During the first three years of a participant’s employment, Company contributions, both discretionary and matching, vest ratably each year. After a participant has three years of service, all contributions are fully vested. Vested benefits are generally paid to participants upon retirement, but may be paid earlier in certain circumstances, such as death, disability or termination of employment.

(B)

Represents $57,204 in relocation amounts paid in 2011 and $27,481 that we paid to cover the income taxes incurred on this benefit. We agreed to provide a tax gross up to avoid reducing the value of the relocation benefit.

(5)	Mr. Adzema joined the Company on November 30, 2010.

(6)

In accordance with SEC rules, because Mr. McColl first became an NEO in 2010, only his 2010 and 2011 compensation information is included in the table, and because Mr. Cohn first became an NEO in 2011, only his 2011 compensation information is included in the table.

Grants of Plan-Based Awards in 2011

The following table sets forth information with respect to grants of plan-based awards to each of our NEOs during 2011.

	00000	00000	00000	00000	00000	00000	00000	00000	00000	00000	00000
								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise
								Number of	Number of	or Base	Grant Date
								Shares of	Securities	Price of	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Stock or	Underlying	Option	of Stock
	Grant	Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Units	Options	Awards	and Option
	Date	Threshold($)	Target($)	Maximum($)	Threshold (#)	Target (#)	Maximum(#)	(#)(3)	(#)(4)	($/Sh)(5)	Awards
Lawrence L.
Gellerstedt III
Annual Incentive Award(1)		$—	$750,000	$—
Performance RSUs(2)	02/14/11				—	27,059	54,118				$297,615
Restricted Stock(3)	02/14/11							35,294			$297,528
Stock Options(4)	02/14/11								51,282	$8.43	$200,000

Gregg D. Adzema
Annual Incentive Award(1)		$—	$262,500	$—
Performance RSUs(2)	02/14/11				—	11,838	23,676				$130,204
Restricted Stock(3)	02/14/11							15,441			$130,167
Restricted Stock (3)	02/14/11							29,411			$247,935
RSUs(3)	09/14/11							36,845			$237,282
Stock Options(4)	02/14/11								22,436	$8.43	$87,500

Craig B. Jones
Annual Incentive Award(1)		$—	$321,300	$—
Performance RSUs(2)	02/14/11				—	14,375	28,750				$158,107
Restricted Stock(3)	02/14/11							18,750			$158,063
Stock Options(4)	02/14/11								27,244	$8.43	$106,252

John S. McColl
Annual Incentive Award(1)		$—	$276,250	$—
Performance RSUs(2)	02/14/11				—	7,045	14,090				$77,485
Restricted Stock(3)	02/14/11							9,188			$77,455
Stock Options(4)	02/14/11								13,351	$8.43	$52,069

Michael I. Cohn
Annual Incentive Award(1)		$—	$260,000	$—
Performance RSUs(2)	02/14/11				—	5,919	11,838				$65,102
Restricted Stock(3)	02/14/11							7,721			$65,088
Stock Options(4)	02/14/11								11,218	$8.43	$43,750

(1)	These amounts reflect target annual incentive cash amounts for 2011 as set by the Compensation Committee. There is no threshold or maximum amount set for this award.

(2)

These columns show the potential number of RSUs that would vest pursuant to the Performance RSUs at the end of the applicable three-year performance period if the threshold, target or maximum performance goals are satisfied, provided the NEO remains continuously employed by us, or upon retirement if the NEO meets the Rule of 65. In addition, dividend equivalents will be paid upon satisfaction of the vesting conditions, if at all, on a cumulative, reinvested basis over the term of the award based on the number of RSUs which actually vest. See “Compensation Discussion and Analysis – 2011 LTI Awards” for a description of the performance parameters for these performance RSUs, and see “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards.

(3)

This column represents restricted stock and time vested RSUs granted in 2011 under our 2009 Plan and our RSU Plan, respectively. The restricted stock granted February 14, 2011 as part of the 2011 LTI Awards vests ratably over three years on each anniversary of the grant date, provided the NEO has been continuously employed by us through the applicable anniversary date. The special equity awards to Mr. Adzema include 29,411 shares of restricted stock granted on February 14, 2011 and 36,845 shares of time vested RSUs granted on September 14, 2011. Both of these awards “cliff” vest three years from the date of grant, provided he has been continuously employed by us through the applicable anniversary date. The restricted stock and the time vested RSU awards also receive dividends or dividend equivalents in an amount equal to all regular and special dividends declared with respect to our common stock.

(4)

This column represents stock option awards granted in 2011 under our 2009 Plan. The options vest and become exercisable in equal increments on each anniversary of the grant date over four years (25% per year), provided the NEO remains continuously employed by us, or upon retirement if the NEO meets the Rule of 65. See “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards.

(5)	The exercise price for each option is the closing stock price on the date of grant.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth information with respect to all outstanding option and stock awards for each of our NEOs on December 31, 2011.

00000	00000	00000	00000	00000	00000	00000	00000	00000	00000
	Option Awards					Stock Awards
						Number		Equity	Equity
						of		Incentive	Incentive Plan
						Shares	Market	Plan	Awards:
						or Units	Value of	Awards:	Market or
						of Stock	Shares or	Number of	Payout Value
	Number of Securities					that	Units of	Unearned	of Unearned
	Underlying Unexercised		Option	Option	Option	Have	Stock that	Units that	Units that
	Options		Exercise	Grant	Expiration	Not	Have Not	Have Not	Have Not
	Exercisable	Unexercisable	Price	Date	Date	Vested	Vested	Vested	Vested
	(#)(1)	(#)(1)	(1)	(1)	(1)	(#)	(2)	(#)(3)	(3)
Lawrence L. Gellerstedt III	18,538	—	$26.11	12/09/05	12/09/15
	43,948	—	$36.00	12/11/06	12/11/16
	48,160	—	$24.27	12/06/07	12/06/17
	25,069	25,069	$8.35	02/16/09	02/16/19
	16,778	50,336	$7.02	02/15/10	02/15/20
	—	51,282	$8.43	02/14/11	02/14/21
						81,563	$522,819	79,346	$508,608

Gregg D. Adzema	—	22,436	$8.43	02/14/11	02/14/21
						81,697	$523,678	11,838	$75,882

Craig B. Jones	70,605	—	$16.44	11/19/02	11/19/12
	47,228	—	$22.49	12/10/03	12/10/13
	53,284	—	$28.44	12/08/04	12/08/14
	35,595	—	$26.11	12/09/05	12/09/15
	43,948	—	$36.00	12/11/06	12/11/16
	48,160	—	$24.27	12/06/07	12/06/17
	25,069	25,069	$8.35	02/16/09	02/16/19
	8,913	26,741	$7.02	02/15/10	02/15/20
	—	27,244	$8.43	02/14/11	02/14/21
						46,827	$300,161	42,153	$270,201

John S. McColl	11,179	—	$16.44	11/19/02	11/19/12
	12,489	—	$22.49	12/10/03	12/10/13
	28,015	—	$28.44	12/08/04	12/08/14
	19,775	—	$26.11	12/09/05	12/09/15
	21,972	—	$36.00	12/11/06	12/11/16
	23,600	—	$24.27	12/06/07	12/06/17
	12,285	12,285	$8.35	02/16/09	02/16/19
	4,367	13,105	$7.02	02/15/10	02/15/20
	—	13,351	$8.43	02/14/11	02/14/21
						22,948	$147,097	20,658	$132,418

Michael I. Cohn	—	11,218	$8.43	02/14/11	02/14/21
						7,721	$49,492	5,919	$37,941

(1)

Each option grant has a 10-year term and vests pro rata over four years (25% each year) beginning on the first anniversary of the grant date. See “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards.

(2)	Market value was calculated by multiplying the number of unvested restricted shares and unvested RSUs at year-end by our closing stock price on December 31, 2011 ($6.41).

(3)

Represents performance-conditioned RSUs granted in 2010 and 2011, assuming the maximum performance goal will be achieved for the EBITDA-based award granted in 2010 and target performance goals will be achieved for (a) the TSR-based awards granted in 2010 and 2011 and (b) the FFO-based award granted in 2011. See Note 6 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for an overview of the features of these awards. See “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards.

Option Exercises and Stock Vested in 2011

The following table sets forth information concerning the amounts realized in 2011 upon the vesting of restricted stock and RSUs by each of our NEOs. No stock options were exercised by our NEOs in 2011.

	September 30,	September 30,
	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting (2)
Lawrence L. Gellerstedt III	5,111	$39,836
Gregg D. Adzema	—	$—
Craig B. Jones	5,111	$39,836
John S. McColl	2,505	$19,524
Michael I. Cohn	—	$—

(1)	The number of shares acquired upon vesting includes the following:

	September 30,	September 30,
	Shares of Restricted Stock	RSUs(A)
Lawrence L. Gellerstedt III	1,381	3,730
Gregg D. Adzema	—	—
Craig B. Jones	1,381	3,730
John S. McColl	—	2,505
Michael I. Cohn	—	—

(A)	RSUs are paid in cash at vesting.

(2)

The value shown is based on the closing market price of our common stock of $8.44 for the RSUs which vested on February 16, 2011 and $6.05 for the restricted shares and RSUs which vested on December 11, 2011. If the vesting date is not an NYSE trading day, the prior trading day’s closing price is used.

Potential Payments Upon Termination, Retirement or Change in Control

We provide severance benefits to our NEOs as described in “Compensation Discussion and Analysis — Severance Policy, Retirement and Change in Control Agreements” in the event that (1) a “change in control” occurs and (2) during the two-year period thereafter, the NEO’s employment is terminated without “cause” (discussed below) or the NEO resigns for “good reason” (discussed below). The severance benefit is payable in a lump sum six months and one day after termination. For each of our NEOs, we have agreed to pay an amount equal to 2.00 times the sum of his annual base salary plus his average cash bonus.

For purposes of determining the severance benefit, “annual base salary” is the NEO’s annual base salary in effect on the day before the NEO’s employment terminates in connection with the change in control. The “average cash bonus” is the sum of the annual cash bonuses that were paid to the NEO during the three years immediately prior to the date the NEO’s employment terminates in connection with the change in control, divided by the number of annual cash bonuses the NEO was eligible to receive during such period. The table below assumes a triggering event occurred on December 31, 2011. The annual base salary is the salary in effect for 2011 and the average bonus is based on the annual cash incentive awards paid in 2008, 2009 and 2010.

The terms of each Change in Control Agreement are substantially identical and are summarized as follows:

Health Benefits - The Change in Control Agreement provides that we will continue to provide the NEO with health benefits for two years, either under our plan, an outside plan or by reimbursing the premiums paid by the NEO for outside coverage.

Change in Control - Under the Change in Control Agreement, a “change in control” generally means that any one of the following events occurs:

•

A person (or group) acquires, directly or indirectly, the beneficial ownership representing 30% or more of the combined voting power for the election of directors of the outstanding securities of the Company, subject to certain exceptions;

•	A majority of the Board changes during a two-year period (unless the new Directors were elected by two-thirds of the Board members that were members on the first day of the two-year period);

•	Stockholders approve our dissolution or liquidation;

•	The sale or other disposition of all or substantially all of our assets, subject to certain exceptions; or

•	Any consolidation, merger, reorganization or business combination involving us or our acquisition of the assets or stock in another entity, subject to certain exceptions.

Cause - The Change in Control Agreement defines “cause” generally as any felony or any act of fraud, misappropriation or embezzlement or any material act or omission involving malfeasance or gross negligence in the performance of the NEO’s duties to our material detriment.

Good Reason — The Change in Control Agreement defines “good reason” generally to mean:

•	a reduction in the NEO’s annual base salary or eligibility to receive any annual bonuses or other incentive compensation;

•

a significant reduction in the scope of the NEO’s duties, responsibilities, or authority or a change in the NEO’s reporting level by more than two levels (other than mere change of title consistent with organizational structure);

•	a transfer of the NEO’s primary work site more than 35 miles from the then current site; or

•

failure to continue to provide to the NEO health and welfare benefits, deferred compensation benefits, executive perquisites, stock options and restricted stock grants (or restricted stock unit grants) that are in the aggregate comparable in value to those provided immediately prior to the change in control.

Protective Covenant Agreement and Waiver and Release — In order to receive the benefits of the Change in Control Agreement, an NEO must enter into a “Protective Covenant Agreement” and a “Change in Control Severance Agreement Waiver and Release.” If the NEO declines to enter into either the Protective Covenant Agreement or the Change in Control Severance Agreement Waiver and Release then the NEO would forfeit his severance benefit.

•

The Protective Covenant Agreement generally provides that the NEO will protect certain of our interests in exchange for the payment. In particular, the Protective Covenant Agreement provides that the NEO will not, during a “protection period,” (1) compete with our then existing projects, (2) solicit any business from any of our customers, clients, tenants, buyers or sellers that he or she had contact with during the preceding three years while employed and (3) solicit any of our employees that he or she had personal contact with during his or her employment with us. For this purpose, the “protection period” is generally two years or, if shorter, the number of years used as a multiplier to determine the executive’s change in control benefit.

•

The Change in Control Severance Agreement Waiver and Release is a standard release that is required for all employees to receive any severance benefits from us and provides, in particular, that the NEO waives any and all claims against us and also covenants not to sue or to disparage us.

Tax Protection - Messrs. Adzema, McColl and Cohn are not entitled to a gross-up payment pursuant to Change in Control Agreements that they entered into with us in January 2011. Messrs. Gellerstedt and Jones, whose agreements were initially entered into in 2007, are entitled to a gross-up payment to the extent the NEO is subject to a parachute excise tax as a result of the payments or benefits provided under the Change in Control Agreement. However, if a reduction of the payments or benefits of up to 10% would eliminate the parachute excise taxes then the NEO must waive such payments or benefits to that extent.

The following table shows the potential payments to the NEOs upon a termination of employment under various scenarios, assuming that the triggering event occurred on December 31, 2011. The table does not include a severance benefit payable generally to all salaried employees following termination of employment other than for cause, in an amount equal to the employee’s weekly pay times the sum of (i) the number of his or her years of service or, alternatively, in the context of certain reductions in force as designated by the Company, the years of service multiplied by 1.5, plus (ii) four. The table also does not include the value of equity awards that are already vested, as described in the compensation tables earlier in this proxy statement.

	00000	00000	00000	00000	00000	00000	00000	00000
	Cash (1)	Accelerated Vesting of Restricted Stock (2)	Accelerated Vesting of RSUs (3)	Accelerated Vesting of Stock Options (4)	Accelerated Vesting of Cash LTI Awards (5)	Health and Welfare Benefits	280G Tax Gross-Up (6)	Total
Lawrence L. Gellerstedt III • Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
• Involuntary or good reason termination following change in control	$1,726,867	$475,007	$432,034	—	—	$22,412	$825,014	$3,481,334
• Death	—	$475,007	$432,034	—	—	—	—	$907,041
Gregg D. Adzema • Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
• Involuntary or good reason termination following change in control	$700,000	$287,502	$312,058	—	—	$27,822	N/A	$1,327,382
• Death	—	$287,502	$312,058	—	—	—	—	$599,560
Craig B. Jones • Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
• Involuntary or good reason termination following change in control	$1,106,667	$252,349	$251,932	—	—	$27,822	—	$1,638,770
• Death	—	$252,349	$251,932	—	—	—	—	$504,281
John S. McColl • Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
• Involuntary or good reason termination following change in control	$936,750	$123,662	$123,463	—	—	$27,822	N/A	$1,211,697
• Death	—	$123,662	$123,463	—	—	—	—	$247,125
Michael I. Cohn • Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
• Involuntary or good reason termination following change in control	$820,894	$49,492	$37,941	—	—	$27,822	N/A	$936,149
• Death	—	$49,492	$37,941	—	—	—	—	$87,433

(1)	Represents cash payments pursuant to Change in Control Agreement.

(2)

These amounts represent the value of unvested restricted shares as of December 31, 2011. The amounts were calculated by multiplying the number of unvested restricted shares at year-end by the closing stock price on December 31, 2011 ($6.41).

(3)

These amounts represent the value of unvested RSUs as of December 31, 2011. The amounts were calculated by multiplying the number of unvested RSUs at year-end by the closing stock price on December 31, 2011 ($6.41).

The performance conditioned RSUs granted in 2011 and 2010 vest at the target award level upon a change in control.

(4)

This column reflects the value of “in-the-money” unvested stock options as of December 31, 2011, calculated by multiplying the number of unvested options by the difference between the closing stock price on December 31, 2011 ($6.41) and the exercise price for the options. Because the exercise price of each unvested option exceeded the December 31, 2011 closing price of $6.41, no amounts are shown in the table.

(5)

This column reflects the value of unvested cash LTI awards that were granted in 2009. As of December 31, 2011, the vesting condition was not met, and all outstanding cash LTI awards would be deemed forfeited.

(6)

In calculating the potential tax gross-up payments for Messrs. Gellerstedt and Jones pursuant to their Change in Control Agreements, we assumed a 20% excise tax rate under 280G of the Code, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 6% state income tax rate. In addition, pursuant to their agreements, if payments to Messrs. Gellerstedt or Jones do not exceed 110% of the 280G limit then the payments or benefits are reduced to such limit to avoid an excise tax (and the resulting gross up payment). Messrs. Adzema, McColl and Cohn are not entitled to a gross-up payment pursuant to their Change in Control Agreements.

DIRECTOR COMPENSATION

Effective May 31, 2011, each non-employee Director is paid a $50,000 annual retainer on or about May 31 of each year. The chairmen of the Compensation, Succession, Nominating and Governance Committee and the Investment Committee each receive an additional annual retainer of $10,000 and the chairman of the Audit Committee receives an additional annual retainer of $12,500 for their service as chairmen of these committees. We also provide an annual retainer of $50,000 for the independent Chairman of the Board. Additionally, as of May 31 of each year, each non-employee Director is granted a number of shares of common stock under the 2009 Plan with a value of $50,000 based on the average closing price of our common stock during the 30 calendar day period ending on the grant date.

Prior to May 31, 2011, each non-employee Director was paid a $50,000 annual retainer on or about May 31 of each year. Each Board committee chairman received an additional retainer of $10,000 and the independent Chairman of the Board received an annual retainer of $50,000. Additionally, as of May 31 of each year, each non-employee Director was granted (1) options to purchase 6,000 shares of common stock under the 2009 Plan and (2) a grant of RSUs under the RSU Plan with a value of $20,000 on such date.

As an employee of the Company, Mr. Gellerstedt did not receive any compensation for serving as a Director in 2011.

2011 Compensation of Directors

The following table shows the amounts paid to our non-employee Directors in 2011.

	September 30,	September 30,	September 30,	September 30,	September 30,
	Fees Earned or Paid in Cash (1)(2)	Stock Awards (3)(4)	Option Awards (5)	All Other Compensation (6)	Total
Erskine B. Bowles	$50,000	$53,705	$—	$—	$103,705
Tom G. Charlesworth	$60,000	$51,076	$—	$—	$111,076
James D. Edwards	$62,500	$51,076	$—	$—	$113,576
Lillian C. Giornelli	$50,000	$51,076	$—	$—	$101,076
S. Taylor Glover	$100,000	$56,333	$—	$—	$156,333
James H. Hance, Jr.	$60,000	$51,076	$—	$—	$111,076
William B. Harrison, Jr.	$50,000	$53,705	$—	$—	$103,705
William Porter Payne	$50,000	$53,705	$—	$—	$103,705
R. Dary Stone	$58,493	$54,368	$3,852	$—	$116,713

(1)

Our 2009 Plan provides that an outside Director may elect to receive our common stock in lieu of cash fees otherwise payable for services as a Director. Under the 2009 Plan, the price at which these shares are issued is equal to 95% of the market price on the issuance date. In 2011, Messrs. Bowles, Glover, Harrison and Payne elected to participate in this program. In lieu of some or all of the cash fees shown in the table, the named Directors received shares of common stock as follows: Mr. Bowles — 6,001; Mr. Glover — 12,002; Mr. Harrison — 6,001; and Mr. Payne — 6,001.

(2)

Mr. Stone joined the Board as a non-employee Director in March 2011. He was entitled to a prorated retainer and prorated RSU and option awards for service from March to May 2011. See footnotes 3 and 5 for information concerning his prorated RSU and option awards granted on March 2, 2011.

(3)

On May 31, 2011, in accordance with the Company’s Director Compensation Program effective as of that date, each Director was granted 5,824 shares of common stock which vested immediately on the grant date. Although the average closing price for the 30 calendar day period ending on the grant date ($8.58) was used to determine the number of shares to be granted in accordance with the plan, the grant date fair value reflected above is based on the closing stock price on the grant date ($8.77).

On March 2, 2011, Mr. Stone was granted 401 RSUs representing a prorated award for his service from March to May 2011. The grant date fair value of this RSU was the closing stock price on the grant date ($8.21). This award and other awards granted to Directors beginning June 1, 2010, “cliff” vest on the third anniversary of the grant date provided the Director has remained an active member of the Board through the anniversary date. Awards granted to Directors prior to June 1, 2010 vest with respect to 25% of the RSUs on each anniversary of the grant date until they are 100% vested, provided the Director has remained an active member of the Board through the applicable anniversary date. As of December 31, 2011, each of the Directors listed above, except Messrs. Charlesworth and Stone, had 3,939 shares of restricted stock and RSUs outstanding; Mr. Charlesworth had 3,352 RSUs outstanding and Mr. Stone had 401 RSUs outstanding.

(4)

These amounts include the incremental value of the 5% discount on stock received in lieu of cash fees, as follows: Mr. Bowles — $2,629; Mr. Glover — $5,257; Mr. Harrison — $2,629; and Mr. Payne — $2,629.

(5)

These amounts represent the aggregate grant date fair value, computed in accordance with ASC 718, of option awards granted during the year. Please refer to Note 6 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a complete description of the ASC 718 valuation. On March 2, 2011, Mr. Stone was granted 1,019 stock options at an exercise price of $8.21 per share, representing a prorated award for his service from March to May 2011. The grant date fair value of this 2011 option award, computed using the Black-Scholes option pricing model, was $3.78.

As of December 31, 2011, each Director had the following number of options outstanding: Mr. Bowles — 45,836; Mr. Charlesworth — 8,416; Mr. Edwards — 24,000; Ms. Giornelli — 24,000; Mr. Glover — 37,182; Mr. Hance — 37,182; Mr. Harrison — 30,591; Mr. Payne — 62,547; and Mr. Stone — 1,019. Mr. Charlesworth also had 66,455 options outstanding that were granted during his tenure as an officer of the Company prior to his retirement at the end of 2006. Mr. Stone also had 231,712 options outstanding that were granted during his tenure as an officer of the Company prior to his retirement in March 2011.

(6)	We pay or reimburse Directors for reasonable expenses incurred in attending Board and committee meetings. We did not provide any perquisites to our Directors above the reporting threshold.

COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT

In setting our compensation programs and plans, our Compensation Committee considers the risks to our stockholders that may be inherent in our Company’s overall compensation program. Although a significant portion of our senior executives’ (including our NEOs’) compensation is performance-based and “at-risk,” we believe our compensation plans and polices are appropriately structured, based on the following:

•

we use multiple performance goals under our incentive compensation plans, such as FFO, leasing, capital recycling and cost control, which serves as a check-and-balance so as not to put inappropriate emphasis solely on one measure of our performance;

•

we establish performance goals under our annual incentive cash award plan that we believe are reasonable in light of past performance and market conditions, and also permit the Compensation Committee to exercise discretion in making final award determinations so as to take into account changing market conditions, which allow our executives to focus on the long-term health of our Company rather than an “all or nothing” approach to achieving short-term goals;

•

we use both time vested, full-value equity awards, such as restricted stock and/or RSUs, as well as performance-based awards, such as stock options, performance conditioned RSUs and the cash long-term incentive awards, so as to both encourage the growth of the Company’s stock price and to recognize that time vested, full-value equity awards retain value even in a depressed market so that executives are less likely to take unreasonable risks to get, or keep, options in-the-money or to achieve performance conditions; and

•

we use long-term equity awards that vest over three or more years and condition a portion of such awards upon satisfaction of performance goals, ensuring that our executives’ interests align with those of our stockholders over the long term.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of Mr. Bowles, Mr. Edwards, Mr. Hance, Mr. Harrison and Mr. Payne. None of these Directors has any interlocking relationships that are required to be disclosed in this proxy statement. As disclosed in “Certain Transactions,” for certain of our properties, properties owned by certain of our joint ventures and properties which we manage, we purchase janitorial supplies from a company that is owned by David Sikes, the son-in-law of Mr. Payne. Amounts paid by these properties in 2011 totaled approximately $856,000. We believe the amounts paid are in line with market prices.

PROPOSAL 2 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders have the opportunity to vote, on an advisory basis, on the compensation of our NEOs. This is often referred to as a say on pay, and provides you, as a stockholder, with the ability to cast a vote with respect to our 2011 executive compensation programs and policies and the compensation paid to the NEOs as disclosed in this proxy statement through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this Proxy Statement.”

As discussed in the Compensation Discussion and Analysis section, the compensation paid to our NEOs reflects the following goals of our compensation program:

•	To provide overall compensation that is designed to attract and retain talented executives;

•	To reward individual and corporate performance, while at the same time keeping in mind our accountability to our stockholders; and

•	To provide a meaningful portion of total compensation via equity based awards, including awards that are contingent upon future performance.

Although the vote is non-binding, the Compensation Committee will review the voting results. To the extent there is any significant negative vote, we will consult directly with stockholders to better understand the concerns that influenced the vote. The Compensation Committee will consider the constructive feedback obtained through this process in making decisions about future compensation arrangements for our NEOs.

As required by the Dodd-Frank Act, this vote does not overrule any decisions by the Board, will not create or imply any change to or any additional fiduciary duties of the Board and will not restrict or limit the ability of stockholders generally to make proposals for inclusion in proxy materials related to executive compensation.

Our Board of Directors recommends that you vote “FOR”

the approval, on an advisory basis, of executive compensation

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte, our independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2012 and to prepare a report on this audit, subject to approval by the Audit Committee of the fee estimate and the audit plan for the period. A representative of Deloitte will be present at the Annual Meeting and will be available to respond to appropriate questions by our stockholders.

We are asking our stockholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required by our bylaws, the Board is submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders do not ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that the change would be in the best interests of the Company and our stockholders.

Our Board of Directors recommends that you vote “FOR”

the ratification of the appointment of the independent registered public accounting firm

SUMMARY OF FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We retained Deloitte as our independent registered public accounting firm for the years ended December 31, 2011 and 2010. Aggregate fees billed to us in the years ended December 31, 2011 and 2010 by Deloitte were as follows:

	September 30,	September 30,
	Years Ended December 31,
	2011	2010
Audit Fees(a)	$881,000	$804,750

Tax Fees:
Compliance	$142,550	$142,000
Consulting	486,860	365,915

Total tax fees	$629,410	$507,915

(a)

Includes fees for the annual audits of our financial statements, including the audit of internal controls over financial reporting under the Sarbanes-Oxley Act of 2002, joint venture audits, audits of certain properties’ operating expenses, review of our quarterly financial statements and the audit of our benefit plans.

As stated in its charter, the Audit Committee is responsible for pre-approving all audit and permissible non-audit services provided by our independent registered public accounting firm. Pre-approvals are generally provided for no more than one year at a time, typically identify the particular services or category of services to be provided and are generally subject to a dollar limit. The Audit Committee charter also provides that the Audit Committee may delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent registered public accounting firm, provided that the approvals are presented to the Audit Committee at its next scheduled meeting. Other than tax consulting, there were no other non-audit services provided by Deloitte to the Company in 2011 or 2010. No services were approved by the Audit Committee pursuant to the waiver of pre-approved provisions as set forth in applicable rules of the SEC.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process and internal controls on behalf of the Board of Directors. The Audit Committee operates under a written charter, the full text of which is available on the Investor Relations page of the Company’s website at www.cousinsproperties.com.

Management has primary responsibility for financial statements and the reporting process, including the systems of internal controls, and has represented to the Audit Committee that the Company’s 2011 consolidated financial statements are in accordance with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee reviewed the financial statements contained in the Company’s Quarterly Reports on Form 10-Q, as well as the audited financial statements contained in the Company’s Annual Report on Form 10-K, and discussed these financial statements with management and Deloitte, the Company’s independent registered public accounting firm.

The Audit Committee reviewed with Deloitte the matters required to be discussed under Statement of Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, related to the 2011 audit. The Audit Committee also received written disclosures and the letter from Deloitte required by the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and discussed with Deloitte its independence.

The Audit Committee met with Deloitte, with and without management present, to discuss the results of their examinations, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting for 2011.

The Audit Committee also met with the Company’s internal audit department, with and without management present, to discuss the results of their reviews and evaluations of the Company’s internal controls for 2011.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

James D. Edwards, Chairman

Lillian C. Giornelli

William B. Harrison, Jr.

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under the Acts.

CERTAIN TRANSACTIONS

In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving or ratifying the terms and conditions of transactions between the Company and any Director or executive officer, or their affiliates or family members. Our Ethics Code requires that all of our employees and Directors avoid conflicts of interest, defined as situations where the person’s private interests conflict, or even appear to conflict, with the interests of the Company as a whole. If an “Ethics Contact” (defined in our Ethics Code to be our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or our General Counsel) believes that a transaction or relationship would require approval or ratification by the Audit Committee, the Ethics Contact will bring the transaction or relationship to the attention of the Audit Committee.

At least annually, each Director and executive officer completes a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which the Company is involved and in which the executive officer, a Director or a related person has a direct or indirect material interest. In addition, we conduct a quarterly review to determine whether an executive officer, a Director, or a company employing a Director engaged in transactions with us during the quarter.

The Compensation, Succession, Nominating and Governance Committee, which is composed of independent Directors, conducts an annual review of the information from the questionnaire, evaluates related-party transactions (if any) involving the Directors and their related persons and makes recommendations to the Board regarding the independence of each Board member.

If a transaction arises during the year that may require disclosure as a related party transaction, information about the transaction would be provided to the Audit Committee and the Compensation, Succession, Nominating and Governance Committee, as applicable, for review, approval or ratification of the transaction.

Pursuant to this responsibility, the Audit Committee has reviewed, approved and ratified, as applicable, each of the transactions described below:

•

S. Taylor Glover, one of our Directors, is an affiliate of an entity that leases space in one of our office buildings. The lease term commenced on June 1, 2007 and continues until May 31, 2014. The entity paid us approximately $119,000 in 2011, excluding reimbursements for operating costs, with amounts remaining estimated to be approximately $302,000. We consider the rates associated with this lease to be market rates.

•

For certain properties we consolidate, properties owned by certain of our joint ventures and properties we manage, we purchase janitorial supplies from a company that is owned by David Sikes, the son-in-law of William Porter Payne, one of our Directors. Amounts paid by these properties in 2011 totaled approximately $856,000. We believe the amounts paid are in line with market prices.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who own more than 10% of our common stock to file certain reports with respect to their beneficial ownership of our stock. In addition, Item 405 of Regulation S-K requires us to identify each reporting person who did not file a report on a timely basis as required by Section 16(a) during the most recent fiscal year. Based solely on a review of these reports and written representations from the directors and executive officers, we believe that all directors and executive officers complied with all Section 16(a) filing requirements for fiscal year 2011 except for the following: William Porter Payne, a director, filed a late Form 4 relating to approximately 731 shares that were acquired in 14 transactions during each of the four quarters of 2011 as a result of being acquired in a broker-sponsored dividend reinvestment plan. John D. Harris, Jr., an officer of the Company, filed a late Form 4 relating to a total of 79 shares that were acquired in eight transactions on dates determined by his broker during 2008, 2009 and 2011 as a result of being acquired in a broker-sponsored dividend reinvestment plan.

FINANCIAL STATEMENTS

Our Annual Report on Form 10-K for the year ended December 31, 2011, including audited financial statements, is being mailed together with this proxy statement.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to Rule 14a-8(e)(2) under the Exchange Act, a stockholder proposal submitted for inclusion in our proxy statement for the 2013 Annual Meeting must be received by us by November 28, 2012, which is 120 days before the anniversary of the date this proxy statement is released to stockholders in connection with the Annual Meeting. However, pursuant to such Rule, if the 2013 Annual Meeting is held on a date that is more than 30 days before or after such anniversary date, then a stockholder proposal submitted for inclusion in our proxy statement for the 2013 Annual Meeting must be received by us a reasonable time before we begin to print and mail our proxy statement for the 2013 Annual Meeting.

Under our bylaws, a stockholder is eligible to submit a stockholder proposal outside the processes of Rule 14a-8 if the stockholder is (1) of record at the time of such proposal and at the time of the annual meeting and (2) entitled to vote at the annual meeting. The stockholder also must provide timely notice in proper written form of the proposal to our Corporate Secretary. To be timely under our bylaws, we must receive advance notice of the proposal not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, such stockholder’s notice must be delivered by the later of (A) the tenth day following the day of the public announcement of the date of the annual meeting or (B) the date which is ninety (90) days prior to the date of the annual meeting. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. Stockholder proposals should be submitted to Corporate Secretary, Cousins Properties Incorporated, 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740.

EXPENSES OF SOLICITATION

We will bear the cost of proxy solicitation. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, electronic mail, facsimile or mail by one or more of our employees. Upon request, we also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to the beneficial owners of our stock.

COUSINS PROPERTIES INCORPORATED

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

May 8, 2012

The undersigned hereby appoints S. Taylor Glover and William Porter Payne, and each of them, proxies with full power of substitution for and in the name of the undersigned, to vote all shares of stock of Cousins Properties Incorporated which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held Tuesday, May 8, 2012, 11:00 a.m. local time, at 191 Peachtree St NE, Atlanta, Georgia 30303, and at any postponement or adjournments thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, and upon any other business that may properly come before the meeting or any postponements or adjournments thereof.

The proxies are directed to vote or refrain from voting pursuant to the Proxy Statement as follows and otherwise in their discretion upon all other matters that may properly come before the meeting or any postponement or adjournments thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

COUSINS PROPERTIES INCORPORATED

Tuesday, May 8, 2012, at 11:00 a.m. local time 191 Peachtree St NE

Atlanta, GA 30303

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in

COMPANY NUMBER

the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

ACCOUNT NUMBER

Vote online/phone until 11:59 PM EST on May 7, 2012.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The proxy statement and annual report are available on the Investor Relations page of the Company’s website at www.cousinsproperties.com

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20833000000000000000 1 050812

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

FOR AGAINST ABSTAIN

1. Elect eight Directors nominated by the Board of Directors:

2.	Approve, on an advisory basis, the compensation of the named NOMINEES: executive officers.

FOR ALL NOMINEES O Tom G. Charlesworth 3. Ratify the appointment of Deloitte &Touche LLP as the O James D. Edwards Company’s independent registered public accounting firm for the O Lawrence L. Gellerstedt, III year ending December 31, 2012.

WITHHOLD FOR ALL NOMINEES AUTHORITY

O Lillian C. Giornelli O S. Taylor Glover

FOR (See ALL instructions EXCEPT below) O James H. Hance, Jr. This proxy will be voted as directed. If no direction is indicated, this proxy will be O William Porter Payne voted “FOR ALL NOMINEES” for Director, “FOR” Proposal 2 and “FOR” Proposal

O R. Dary Stone 3.

The undersigned acknowledges receipt with this proxy of a copy of the Notice of Annual Meeting and Proxy Statement.

Please vote, sign and date this proxy and promptly return it in the enclosed envelope whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may revoke the proxy and vote your shares in person.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.